REGISTRATION NO. 333-97687

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SearchHelp, Inc.

(Name of Small Business Issuer in Its Charter)

Delaware	7380	11-3621755
(State of Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791 (516) 922-4765

(Address and Telephone Number of Principal Executive Offices)

6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791

(Address of Principal Place of Business)

William Bozsnyak, Chief Executive Officer
SearchHelp, Inc.
6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791 (516) 922-4765

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Paul J. Pollock, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue, New York, NY 10022
Phone: (212) 940-8555
Facsimile: (212) 894-5511

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, checking the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	DOLLAR AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)
Units	$4,000,000	$.50 per Unit	$4,000,000	-
Common Stock, $.0001 par value(1)	$3,840,000	$.48 per Share	$3,840,000	$368
Common Stock Class A Redeemable Warrants(2)	$80,000	$.01 per Warrant	$80,000	-
Common Stock, $.0001 par value, Issuable on Exercise of Class A Redeemable Warrants	$6,000,000	$.75 per Share	$6,000,000	$552
Common Stock Class B Redeemable Warrants(2)	$80,000	$.01 per Warrant	$80,000	-
Common Stock, $.0001 par value, Issuable on Exercise of Class B Redeemable Warrants	$14,000,000	$1.75 per Share	$14,000,000	$1,288

(1) This registration statement also covers an indeterminate number of shares of SearchHelp, Inc.’s common stock, par value $.0001 per share that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the respective warrants in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Included in Units for the purpose of calculating the registration fee.

(3) These Registration fees were paid with filing of original Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SEARCHHELP, INC.

This Post-Effective Amendment No. 8 has been prepared to amend the terms of the Class A Warrant and the Class B Warrant and to provide current information to the holders of warrants to purchase our common stock in order to assist them in making the decision of whether or not to exercise their warrants.

You should pay particular attention to the risk factors described in this Post-Effective Amendment No. 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ORIGINAL PROSPECTUS OR THIS POST-EFFECTIVE AMENDMENT NO. 8. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

As used in this Post-Effective Amendment No. 8, references to the “Company,” “SearchHelp,” “we,” “us,” “our” or similar terms mean SearchHelp, Inc. and its consolidated subsidiaries. The Company’s software products, “Sentry At Home”, “Sentry Remote” and “Sentry Mobile”, which together with our “Sentry Predator Locator” product, are generally referred to in this report as Sentry software or Sentry Parental Control products.

The Date of this Post-Effective Amendment No. 8 is January 17, 2008.

TABLE OF CONTENTS

Risk Factors	2
Where You Can Find More Information	5
Use of Proceeds	6
Capitalization	6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Market for Common Equity and Related Stockholder Matters	13
Business	14
Management	19
Executive Compensation	22
Principal Stockholders	24
Certain Transactions	25
Plan of Distribution	25
Description of Securities	27
Legal Matters	28
Experts	28
Index to Financial Statements	29

RISK FACTORS

THE SECURITIES OFFERED UNDER THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD ONLY PURCHASE THESE SECURITIES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE MAKING AN INVESTMENT IN THE COMPANY, YOU SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING OUR BUSINESS AND SECURITIES, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS.

RISKS RELATED TO SEARCHHELP

IF WE CONTINUE OUR HISTORY OF LOSSES, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS

We incurred net losses of $3,951,743 in 2006 and of $3,695,660 in the nine months of 2007. Since inception, we have an accumulated deficit of $14,593,687. As a result, as of September 30, 2007, we had a stockholders’ deficit of $1,593,076 and a working capital deficiency of $3,031,571. We cannot be certain whether we will ever make a profit, or, if we do, that we will be able to continue earning a significant amount of revenues or making a profit. If we continue to lose money, our stock price could decline or we may be forced to discontinue our operations, either of which may result in you losing a portion or all of your investment.

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS AS A GOING CONCERN

The report of our independent auditors for the fiscal year ended December 31, 2006 was issued under the assumption that we would continue as a going concern. As discussed in Note 1 to our financial statements for the fiscal year December 31, 2006, we have experienced operating losses over the past two years resulting in an accumulated deficit. Our independent auditors believe, based on our financial results as of December 31, 2006, that such results raised substantial doubts about our ability to continue as a going concern. We have included a similar note in our unaudited financial statements for the period ending September 30, 2007. The financial statements included in this prospectus do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment.

The Company's cash on hand at December 26, 2007 totaled approximately $16,300. The Company will need additional financing to meet its obligations and to continue its business. The Company is exploring alternative sources of financing, including institutional and non-institutional debt, equity, which will be highly dilutive to the current stockholders, joint venture arrangements or a combination of any or all of the foregoing. No arrangements have been entered into. The Company will need to raise at least a minimum of $500,000 by January 31, 2008 in order to continue operations and an additional $1,000,000 after that in order to enable the Company to generate sufficient revenues to cover all of its present and future costs and expenses. The funds raised by the Company upon exercise of warrants will be applied to working capital regardless of whether proceeds are sufficient to meet the company's operating needs.

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, OUR BUSINESS MAY FAIL OR OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE MATERIALLY ADVERSELY AFFECTED

Management believes that sales of our Sentry software products represent the principal opportunity for SearchHelp at this time. However, aggregate sales of our software products from their launch through September 30, 2007 have so far generated only approximately $602,000 in net revenues. Therefore, we have been relying on capital raised by issuing notes and by the sale of common and preferred stock. Between July 2005 and December 31, 2006, we raised an aggregate of $2,895,000 from the sale of 10% convertible notes and warrants. On October 31, 2006 the Company began a private placement to accredited investors of 10% short term promissory notes. As of March 31, 2007, the Company has raised a total gross amount of $285,000, from these notes. Between February 2007 and September 30, 2007, the Company sold an aggregate of 901,237 shares of its Series A Preferred Stock and warrants to purchase an aggregate of 2,944,650 shares of the Company’s common stock, at an exercise price of $.26 per share, receiving proceeds totaling $2,050,000. Additionally, on July 31, 2007, the Company, through a private sale, sold an aggregate of 384,615 shares of the Company’s restricted common stock and warrants to purchase an aggregate of 384,615 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $100,000. Until the time that our software sales provide sufficient cash flow, we will depend on being able to obtain sufficient alternative funding. If we are not able to raise funds, we may not be able to successfully develop and market our products and our business will most likely fail.

AS WE RAISE ADDITIONAL CAPITAL BY SELLING SECURITIES, YOUR PERCENTAGE OWNERSHIP INTEREST IN SEARCHHELP WILL LIKELY BE REDUCED

The raising of additional financing would in all likelihood result in dilution or reduction in the value of our securities. Our ability to operate is dependent upon obtaining sufficient capital. Accordingly, we anticipate that we will, at the appropriate time, increase our capital base, which increase may include the sale of securities with a priority to the common stock. These sales will reduce your percentage of ownership.

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD SERIOUSLY HARM OUR BUSINESS AND ADVERSELY AFFECT OUR ABILITY TO DEVELOP OUR PRODUCTS

We believe that our future success will depend on the abilities and continued service of our senior management and executive officers, particularly our Chief Executive Officer and Chief Operating Officer and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and market our products and other future products being developed.

OUR SENTRY PARENTAL CONTROL SOFTWARE TECHNOLOGY AND STRATEGY MAY NOT BE SUCCESSFUL

Our success will depend almost entirely upon the acceptance of our products and services by parents with children under the age of 17, elementary and middle schools, media companies and households. Market acceptance will depend upon several factors, particularly the determination by parents that they need and want to monitor and protect their children while on the Internet and the determination by schools that they want to educate and inform families about the need for monitoring and knowing what their children do while on the Internet. A number of factors may inhibit acceptance, including the existence of competing products, our inability to convince families that they need to pay for the products and services that we will offer, or failure by households and service companies to use our products. If our products are not accepted by the market, we may have to curtail our business operations, which could have a material negative effect on operating results and most likely result in a lower stock price.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS

We will compete, in our current and proposed businesses, with other companies, some of which have far greater marketing and financial resources and experience than we do. We cannot guarantee that we will be able to penetrate our primary market and be able to compete at a profit. In addition to established competitors, there is ease of market entry for other companies that choose to compete with us. Effective competition could result in price reductions, reduced margins or have other negative implications, any of which could adversely affect our business and chances for success. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including: larger technical staffs, greater name recognition, larger customer bases and substantially greater financial, marketing, technical and other resources. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and competitors’ innovations by continuing to enhance our services and sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business and chances for success.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product design, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

IF WE DO NOT CONTINUALLY UPDATE OUR PRODUCTS, THEY MAY BECOME OBSOLETE AND WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES

Internet technology, software applications and related infrastructure are rapidly evolving. Our ability to compete depends on the continuing development of our technologies and products. We cannot assure you that we will be able to keep pace with technological advances or that our products will not become obsolete. We cannot assure you that competitors will not develop related or similar products and bring them to market before we do, or do so more successfully, or that they will not develop technologies and products more effective than any that we have developed or are developing. If that happens, our business, prospects, results of operations and financial condition will be materially adversely affected.

OUR BUSINESS IS CONCENTRATED, MAKING OUR OPERATIONS SENSITIVE TO ECONOMIC FLUCTUATIONS

Because of our extremely limited financial resources, it is unlikely that we will be able to further diversify our operations. Therefore, we will be subject to economic fluctuations within our industry. If our business does not succeed, you could lose all or part of your investment.

IF WE DO NOT SUCCEED IN OUR EXPANSION STRATEGY, WE MAY NOT ACHIEVE THE RESULTS WE PROJECT

Our business strategy is designed to expand the sales of our products and services. Our ability to implement our plan will depend primarily on the ability to attract customers and the availability of qualified and cost-effective sales personnel. There are no firm agreements for employment of additional marketing personnel, and we can give you no assurance that any of our expansion plans will be successful or that we will be able to establish additional favorable relationships for the marketing and sales of our products and services. We also cannot be certain when, if ever, we will be able to hire the appropriate marketing personnel and to establish additional merchandising relationships.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AGAINST LAWSUITS

SearchHelp is a Delaware corporation. Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by law.

RISKS RELATED TO OUR SECURITIES

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS

All of the net proceeds from issuing notes and from the sale of stock are anticipated to be used for working capital, including support of our expansion plans. Thus, our management will have sole discretion over how these proceeds are used. We cannot assure you that the proceeds will be invested to yield a favorable return.

ISSUANCE OF PREFERRED STOCK COULD HURT HOLDERS OF COMMON STOCK

Our board of directors is authorized by our charter to create and issue preferred stock. The rights of holders of preferred stock take precedence over the rights of holders of common stock. Between February 2007 and September 30, 2007, the Company created a class of 1,526,718 Series A 7% of cumulative preferred stock, since that date, we have sold an aggregate of 901,237 shares of Series A preferred stock and may issue additional shares of our Series A preferred stock at any time. The preferred stock has a preference or liquidation of $2.62. The rights of future preferred stockholders could delay, defer or prevent a change of control of SearchHelp, even if the holders of common stock are in favor of that change of control, as well as enjoy preferential treatment on matters like distributions, liquidation preferences and voting.

OUR STOCK PRICE HAS BEEN VOLATILE

Our stock price fluctuated between $0.26 and $0.65 during 2006 and between $0.15 and $0.44 in the first 9 months of 2007. The price of our shares may fluctuate significantly despite the absence of any apparent reason. In addition, our stock is thinly traded, leading to even greater volatility. You should expect this volatility to continue. The price of our common stock may be subject to considerable fluctuations as a result of various factors, including but not limited to:

•	Technological innovations or commercialization of new products by our competitors;
•	The release of research reports by securities analysts;
•	Disputes concerning patents or proprietary rights;
•	Financial results of other firms, particularly those in our industry; and
•	Economic and other external factors.

OUR SHARES ARE CLASSIFIED AS “PENNY STOCK” AND BECAUSE “PENNY STOCK” RULES WILL APPLY, YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES

A “penny stock” is a common stock that is not listed on a national securities exchange and trades for less than $5.00 per share. Additional disclosure is required in connection with trades in a penny stock. These disclosure requirements may have the effect of reducing the level of trading activity in our common stock, making the market for the shares of common stock illiquid.

THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE AND THIS MAY HURT THE MARKET PRICE OF THE SHARES

The market price of our shares could decline as a result of sales, or the perception that sales could occur, of a large number of shares available in the public market. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.  At January 11, 2008, we had a total of 55,224,180 shares of common stock outstanding, but there were also 40,588,575 shares that could be acquired upon the conversion or exercise of outstanding preferred stock, notes, options and warrants. Upon the conversion or exercise of these securities, your interest in SearchHelp will be diluted.

WE HAVE NEVER PAID ANY CASH DIVIDENDS

SearchHelp has never paid any cash dividends on its shares of common stock and there are presently no plans being considered that would result in the payment of cash dividends.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 with respect to the common stock that may be sold under this prospectus. This prospectus does not contain all of the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC. Copies of that registration statement can be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

USE OF PROCEEDS

We will use any proceeds we receive from the exercise by holders of the warrants as working capital.

CAPITALIZATION

The following table sets forth our actual capitalization at September 30, 2007. You should read this section in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

Current liabilities		$3,797,713

Other liabilities		148,485

Stockholders’ equity (deficit)
Preferred stock - $.0001 par value, authorized - 25,000,000 shares issued and outstanding - 901,237 and 0, respectively	90
Common stock - $.0001 par value, authorized - 250,000,000 shares issued and outstanding - 40,141,074 shares	4,016
Additional paid-in capital	12,996,505
Accumulated deficit	(14,593,687)
Total stockholders’ equity (deficit)		(1,593,076)

Total Capitalization		$2,353,122

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed below or elsewhere in this prospectus may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. We make such forward-looking statements under the provisions of the “safe harbor” section of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s views and assumptions based on information currently available to management. Such views and assumptions are based on, among other things, the Company’s operating and financial performance over recent years and its expectations about its business for the current and future fiscal years. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the factors we describe under “Risk Factors,” and

•	the Company’s ability to secure necessary capital in order to continue to operate;
•	the Company’s ability to complete and sell its products and services;
•	the Company’s ability to achieve levels of sales sufficient to cover operating expenses;
•	prevailing economic conditions which may significantly deteriorate, thereby reducing the demand for the Company’s products and services;
•	regulatory or legal changes affecting the Company’s business; and
•	the effectiveness of the Company’s relationships in the parental control and monitoring software and services, and imaging products business.

General

The Company’s business consists principally of the development, sale and distribution of parental control and monitoring software and services and imaging products.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company incurred net losses of $3,695,660 and $2,906,735 for the nine months ended September 30, 2007 and 2006, respectively. In addition, the Company has negative working capital of $3,031,571 and an accumulated deficit of $14,593,687 at September 30, 2007.

These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. The plan includes, among other things, developing or acquiring parental control products and services and selling these products and services through a well developed retail channel as well as directly on-line and with original equipment manufacturers, or OEMs, and affiliate partners.

The Company has been successful in raising financing from equity and debt transactions, however, there is no guarantee that it will be able to continue raising capital in the future. During the nine months ended September 30, 2007, the Company raised $2,150,000 from the private placement of common stock and 7% convertible preferred stock and warrants, and an additional $10,000 principal amount of 10% short term promissory notes. A total of $235,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

During the first nine months of 2007, the Company focused on four primary operating priorities:

•
Product Design and Delivery. Our technical staff has been working on several new products and services that will be launched in late 2007 and the first quarter of 2008. Our entire Sentry line is compliant with Microsoft’s new Vista operating system. The Company is planning to release a new 2008 Version of its Sentry products during January 2008. This new version will combine the features of both our Sentry At Home and Sentry Remote products which the Company believes will exceed the feature set of other major competitors.

We have designed several new forms of packaging and delivery methods that we believe will more effectively distribute Sentry products into the marketplace including our prepaid card packaging, making our Sentry products the first software products of any kind delivered to market in this format. The Company has recently shipped this new packaging to a major pharmacy chain. The Company continues to ship all three of our Sentry software products to national retailers on both a consignment and net sale basis.

•
Establish and Enhance Sales and Distribution Channels. In October 2007, we signed a sales and distribution agreement with Celltec Limited or Celltec to deliver Sentry products throughout the United Kingdom and the Republic of Ireland. The Company continues to aggressively pursue distribution and sales agreements and is in discussions with several other foreign retailers to carry its software products in 2007 and 2008.

We continue to refine our retail strategy, including product placement in stores, pricing and rebate promotions, packaging design and product delivery systems. We are aggressively promoting our prepaid card format and anticipate the card format will reduce costs since the prepaid card design eliminates the need for warehousing and shipping of traditional boxed software and reduces inventory shrinkage since cards are activated at the register. We expect our new product packaging and pricing will impact product returns from retailers looking to change over from existing inventory. Any returns will be liquidated through established discount retailers.

Additionally, we continue to actively seek affinity partners to promote and distribute our software products through national faith based and civic organizations, education channels and charitable organizations.

•
Raising Awareness in the Marketplace. We began a concerted effort to increase advertising and promotion in order to foster awareness of the Sentry product line in the marketplace. The Company is pursuing radio and television ads, infomercial and other promotional videos, increasing product give-aways, and increasing the level of direct mail and Internet advertising.

•
Addressing our liquidity and capital needs. Since inception, the Company has not generated any significant cash flows from operations. Therefore, the Company has continued to fund its operations by issuing notes and by selling common stock and preferred stock. Management has determined that the Company will require additional capital in order to fully exploit the market for its products and services. During the nine months ended September 30, 2007, the Company raised $2,150,000 from the private placement of common stock and 7% convertible preferred stock and warrants.

Significant and Critical Accounting Policies

(a) Basis of Presentation: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation. Results of operations include ETP from the date of acquisition.

(b) Revenue Recognition: The Company recognizes revenues in accordance with the SEC, Staff Accounting Bulletin 104, “Revenue Recognition”, or SAB 104. Under SAB 104 revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. Software products and services revenue is derived via three distinct methods: direct non- consignment sales, consignment sales and online Internet sales:

•	Revenue in the form of direct non- consignment sales of merchandise are recognized when title passes to the customer, typically upon shipment, less an estimated reserve if return privileges exist.
•
Revenue from consignment sales of software is recognized when proof of sale to the end user is received. Revenue from online Internet sales is recognized upon the settlement of credit card charges, typically within three days of the sale.

Our return policy grants the vendor the right to return, for full unit credit, any product that is damaged or otherwise defective at the time of receipt or is returned to the vendor by an end user because such product is incomplete or otherwise defective for any reason. The Company observes FAS 48 in determining revenue recognition from sales with return privileges when it determines that those sales meet the criteria outlined in FAS 48. Our estimate of future returns is based on our history to date, as well as the contractual terms of the reserve held by the distributor for such returns. The Company currently defers 40% of such sales.

(c) Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(d) Stock Based Compensation: Effective January 1, 2006, the Company’s 2004 stock plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards, or FAS No. 123 (revised 2004), Share-Based Payment or FAS 123(R), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion, or APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission, or SEC, Staff Accounting Bulletin or SAB No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

(e) Software Development Costs: Research and development costs are expensed as incurred. In accordance with the provisions of FAS No. 86, “Accounting for the costs of computer software to be sold or otherwise marketed”, software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for release to customers. For the nine months ended September 30, 2007, the Company did not capitalize any software development costs. For the year ended December 31, 2006, the Company capitalized $195,822 of software development costs for its new product Sentry Predator Locator. Software development costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the nine months ended September 30, 2007 and for the year ended December 31, 2006 was $178,825 and $260,016, respectively.

(f) Goodwill: Under the provisions of FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is to be tested for impairment at least annually at the reporting unit level. To accomplish this, the Company determined the fair value of the reporting unit and compared it to the carrying amount of the reporting unit at the balance sheet date. No impairment charges resulted from this evaluation for the nine months ended September 30, 2007 and for the year ended December 31, 2006 since the fair value of the reporting unit exceeded the carrying amount.

Results of Operations

Comparison of the Results for the Nine Months Ended September 30, 2007 and 2006

During the first nine months of 2007, the Company had revenues of $276,014, net of discounts and returns, from sales of software products.  The cost of these sales totaled $102,111.  Gross profit was $173,903.  The Company’s net loss was $3,695,660, of which $2,733,485 was the loss from operations.

Revenue for the nine months ended September 30, 2007 and 2006 was $276,014 and $158,721, respectively, an increase of $117,293. Accordingly, gross profit increased $70,345 for the nine months ended September 30, 2007 from the comparable period of the prior year.

Factors contributing to the Company’s loss were an increase in technology costs as the Company continued its investment in IT infrastructure and bandwidth to support increased customer usage and in acquiring additional technical expertise in software development and support. These costs, which include website design and optimization, infrastructure hosting, bandwidth provisioning database and program upgrades and enhancements and the use of outside technical consultants, increased approximately $282,000 for the nine months ended September 30, 2007 from the comparable period of the prior year.

Depreciation and amortization expense increased by $14,061 and $75,614, respectively, for the nine months ended September 30, 2007 from the comparable period of the prior year. The increase in depreciation reflects increased spending on computer hardware and other IT infrastructure to build a solid foundation to support increased customer usage. The increase in amortization expense is the result of amortization of deferred software development costs for products that were completed and shipped in April 2006 as well as the amortization of deferred finance costs which the Company incurred with its financing activities in 2006.

Legal expenses for the nine months ended September 30, 2007 and 2006 was $281,522 and $60,574, respectively, an increase of $220,948 and is primary a result of vigorously defending and asserting counterclaims in legal proceedings (see Note 9 to the Notes to the Consolidated Financial Statements). Rent expense for the nine months ended September 30, 2007 and 2006 was $ 61,129 and $35,425, respectively, an increase of $25,704 and is reflective of the Company’s move into larger office space in August 2006 to accommodate additional technical personnel.

Interest expense for the nine months ended September 30, 2007 and 2006 was $853,569 and $554,356, respectively, an increase of $299,213. This increase in interest expense is a result of the Company paying interest on the increased number of convertible notes and bridge notes outstanding. Convertible notes and bridge notes outstanding totaled $2,855,000 and $2,870,000 at September 30, 2007 and 2006, respectively. Included in interest expense is the recognition of amortization expense on the beneficial conversion feature of the convertible notes and the discount related to the value of the warrants which totaled approximately $496,000 and $350,000 for the nine months ended September 30, 2007 and 2006, respectively, an increase of $146,000. Additionally, included in interest expense, for the nine months ended September 30, 2007, is approximately $72,000 of amortization of the discount related to the Company’s 10% short term promissory notes. There was no similar activity for the nine months ended September 30, 2006.

The Company’s compensation costs decreased for the nine months ended September 30, 2007 from the comparable period of the prior year. Compensation costs (which include salaries, taxes and benefits and share-based compensation), included in general and administrative expenses, totaled $1,208,459 and $1,389,839 for the nine months ended September 30, 2007 and 2006, respectively, a decrease of $181,380. Approximately $119,000 of this decrease is attributable to a decrease in share-based compensation as the cost of several large option awards was fully recognized during the period. Approximately $50,000 of this decrease is attributable to a decrease in salaries and payroll taxes as a result of a reduction in headcount from the comparable period of the prior year.

Liquidity and Capital Resources

The Company’s liquidity and capital needs relate primarily to working capital and other general corporate requirements.

Since inception, the Company has not generated any significant cash flows from operations. At September 30, 2007, the Company had cash and cash equivalents of $5,331 and a working capital deficiency of $3,031,571. Net cash used in operating activities for the nine months ended September 30, 2007 was $2,021,128. As we increase sales from our products and services, we expect to increase cash flows from operations. If we do not generate sufficient revenues from the sales of our products in an amount necessary to meet our cash needs, we would need additional financing to continue to operate. In the event that we are unable to generate sufficient cash flow or receive proceeds from offerings of debt or equity securities, we may be forced to curtail or cease our activities.

Net cash used in investing activities for the nine months ended September 30, 2007 was $9,192 and is attributable primarily to equipment and software purchases.

To date, the Company has funded its operations with stockholder loans and by issuing notes and by the sale of common and preferred stock. Net cash provided from financing activities was $1,906,216 for the nine months ended September 30, 2007. Cash flow from financing activities was primarily derived from the sale of the Company’s Series A 7% Convertible Preferred Stock.

During 2005 and 2006, the Company raised capital via a private placement to accredited investors of units, or Units consisting of (a) a 10% convertible note in the principal amount of $10,000 and (b) warrants to purchase 10,000 shares of common stock, exercisable at $0.50 per share, for a purchase price of $10,000 per Unit. The convertible notes mature in two years from the date of issue, if not converted earlier. The Notes are convertible at any time at the option of the holder into common stock at the conversion rate of $0.40 per share. As of September 30, 2007, the Company raised a gross amount of $2,895,000 from the offerings. As of September 30, 2007, $20,000 principal amount of the 10% convertible notes was converted into common stock and $70,000 was paid.

Additionally, on October 31, 2006 the Company began a private placement to accredited investors of 10% short term promissory notes. These notes are payable the earlier of one year from the issue date or the Company’s next qualified financing as defined. The notes bear an interest rate of 10% per annum, payable at the end of the term and the holders also received restricted shares of the Company’s common stock equal to the face value of their note. The notes are secured by a pledge of the Company’s common stock owned by its Chief Executive Officer. As of September 30, 2007, the Company has raised a total gross amount of $285,000, from these notes. As of September 30, 2007, a total of $235,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

In February 2007, the Company sold an aggregate of 400,764 shares of its Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 1,001,910 shares of the Company’s common stock at an exercise price of $.26 per share, receiving proceeds totaling $1,050,000. Additionally on March 9, 2007, the Company issued an aggregate of 13,736 shares of the Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 34,340 shares of the Company’s common stock at an exercise price of $.26 per share in satisfaction of short term bridge notes and accrued interest totaling $35,988.

On May 17, 2007, the Company sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock receiving proceeds totaling $250,000. Additionally on June 1, 2007, the Company sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock receiving proceeds totaling $250,000.

On July 13, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000.

On July 31, 2007, the Company, through a private sale, sold an aggregate of 384,615 shares of the Company’s restricted common stock and warrants to purchase an aggregate of 384,615 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $100,000.

On September 11, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000.

While the Company has been successful in raising financing from equity and debt transactions as mentioned above, we are dependent on improved operating results and raising additional funds over the next twelve month period. There are no assurances that we will be able to raise additional funding. In the event that we are unable to generate sufficient cash flow or receive proceeds from offerings of debt or equity securities, the Company may be forced to curtail or cease its activities.

Research and Development

Research and development costs are generally expensed as incurred. In accordance with the provisions of SFAS No. 86, “Accounting for the costs of computer software to be sold or otherwise marketed”, software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for release to customers. For the nine months ended September 30, 2007, the Company did not capitalize any software development costs. Software development costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the nine months ended September 30, 2007 and 2006 was $178,825 and $181,208, respectively.

The Company continually strives to enhance and improve the functionality of its software products. As such all new programming must be tested, even if it is only a small component of a larger existing element of the software, before being released to the public. Testing is an ongoing process and generally occurs in three areas. First, upgrades and enhancements are done on a continual basis to prolong the lifecycle of the products and as new enhancements and upgrades are completed, each item must be tested for performance and function. Testing is also performed to assure that new components do not adversely affect existing software. Finally, as with all software, testing must assure compatibility with all third party software, new operating systems and new hardware platforms.

New Accounting Principles Adopted:

Stock-based Compensation: Effective January 1, 2006, the Company’s stock option plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission Staff Accounting Bulletin No. 107, which provides the SEC’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

Recent Accounting Pronouncements Affecting the Company

SEC Staff Accounting Bulletin 10, or SAB 108, Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. SAB 108 permits existing public companies to initially apply its provisions either by restating prior financial statements as if the “dual approach” had always been used or recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings.

Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. We are required to adopt FIN 48 on November 1, 2007, although early adoption is permitted. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

FSP FAS 123(R )-5, Amendment of FASB Staff Position FAS 123(R)-1

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met:

•
There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and

•
All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website.

Statement of Financial Accounting Standard, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008.

We will evaluate whether the adoption will have any impact on our financial statements.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

SearchHelp’s public offering was completed on July 23, 2003. A total of 2,474,000 units were sold in the public offering. Each unit consisted of one share of common stock, one Class A Warrant, exercisable for five years, to purchase one share of common stock at $0.75 per share, or Class A Warrant and one Class B Warrant, exercisable for seven years, to purchase one share of our common stock at $1.75 per share, or Class B Warrant. The common stock, Class A Warrants and Class B Warrants are quoted on the OTC Bulletin Board and trade under the symbol SHLP, SHLPW and SHLPZ respectively.

As of January 11, 2008, the Company had outstanding 55,224,180 shares of its common stock, par value $0.0001 per share, 2,474,000 Class A Warrants and 2,474,000 Class B Warrants. None of the Class A Warrants or Class B Warrants have been exercised. Also outstanding were a placement agent warrant to purchase 247,400 units comprised of one share of common stock, one Class A Warrant and one Class B Warrant, a various placement agent warrants to purchase a total of 569,700 shares of the our common stock at a purchase prices ranging from $0.30 per share to $0.50 per share

Both the Class A Warrant’s and the Class B Warrant’s terms are being amended as of the date this prospectus is deemed effective by the SEC. The Class A Warrant shall now be exercisable until March 31, 2008 (extended from December 31, 2007) and upon exercise the holder shall be entitled to purchase one share of our common stock for a purchase price of $.17 per share (lowered from $.75 per share). The Class B Warrant will remain exercisable until December 31, 2009 and upon exercise the holder shall be entitled to purchase one share our common stock for a purchase price of $.22 per share (lowered from $1.50 per share).

Price Range of Common Stock

The following table shows the high and low bid prices of the Company’s common stock as quoted on the OTC Bulletin Board by quarter during the nine months ended September 30, 2007 and each of our last two fiscal years ended December 31, 2006 and 2005. These quotes reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from those organizations, for the respective periods.

2007	Quarter Ended March 31, 2007	Quarter Ended June 30, 2007	Quarter Ended September 30, 2007
High	$0.43	$0.40	$0.28
Low	$0.26	$0.22	$0.13

2006	Quarter Ended March 31, 2006	Quarter Ended June 30, 2006	Quarter Ended September 30, 2006	Quarter Ended December 31, 2006
High	$0.65	$0.47	$0.44	$0.38
Low	$0.40	$0.37	$0.31	$0.26

2005	Quarter Ended March 31, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2005	Quarter Ended December 31, 2005
High	$0.47	$0.51	$0.60	$0.51
Low	$0.26	$0.25	$0.41	$0.35

The high and low bid prices for shares of the Company’s common stock on January 11, 2008 were $0.20 and $0.15 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.

Holders

As of January 11, 2008, there were approximately 573 holders of record of the Company’s common stock, approximately 21 holders of record of the Company’s Class A Warrants and approximately 39 holders of record of the Company’s Class B Warrants.

Dividends

Since its organization, the Company has not paid any cash dividends on its common stock, nor does it plan to do so in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding the status of our existing equity compensation plans at December 31, 2006.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, Warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,500,000	$0.50	50,000

Equity compensation plans not approved by security holders	8,270,000	$0.35	0

Total	9,770,000	$0.41	50,000

The number of securities remaining available for future issuance under equity compensation plans approved by security holders totaled 50,000 shares at December 31, 2006.

BUSINESS

Description of Business

SearchHelp, Inc. was incorporated in the State of Delaware on September 5, 2001 and completed its initial public offering on July 23, 2003. The Company has two operating subsidiaries, FamilySafe, Inc., or FamilySafe, and E-Top-Pics, Inc., or ETP. As used in this annual report on Form 10-KSB, references to the “Company,” “SearchHelp,” “we,” “us,” “our” or similar terms mean SearchHelp, Inc. and its consolidated subsidiaries.

Business Summary

The Company’s business consists principally of the development, sale and distribution of parental control and monitoring software and services and imaging products.

E-Top-Pics, Inc.

In order to establish a broad, national distribution network of both traditional and non-traditional software retailers for our Sentry Parental Control products, SearchHelp acquired ETP on June 8, 2005. With the acquisition, the Company gained access to ETP’s distribution channels and management experience in sales, production and packaging, inventory management, marketing and retail channel management.

FamilySafe

FamilySafe owns the technology for two of the Company’s software products, “Sentry At Home” and “Sentry Remote”, which together with our “Sentry Predator Locator” product are generally referred to in this report as the Company’s Sentry Parental Control products.

SearchHelp’s Sentry Parental Control Software Products

Sentry Parental Controls are award winning parental control products that offer advanced internet filtering and monitoring solutions to protect children while they surf the web, instant message or chat with others. Parents receive instant violation alerts via cell phone and email concerning their child’s browser and I.M./Chat communications.

Sentry At Home

Sentry At Home is a comprehensive, Internet based, filtering and blocking software package that uses proprietary SmartAgent Technology to allow parents to monitor what their children are doing online from any computer in the world. Sentry At Home proactively addresses issues concerning online safety by protecting children from Internet pornography, online predators and inappropriate content. Sentry At Home instantly alerts parents by email or by cellular telephone if a violation occurs.

Sentry Remote

Sentry Remote allows parents to watch their children’s online activities, live, in real-time using our proprietary Sentry RemoteTV technology from any computer with Internet access, anyplace or anytime. Sentry Remote protects children when they are online by instantly alerting parents by email or by cellular telephone the moment a child’s online activities put them in danger or deviates from guidelines established by the parent. Sentry Remote enables parents to intervene to stop inappropriate behavior from any other computer or cell phone including the ability to remotely shut down the computer, terminate all online activity and lock the computer down.

Sentry Predator Locator

Sentry Predator Locator gives parents the ability to see where registered sex offenders live and receive notification if one moves into their neighborhood via email, cell phone or message to users’ desktops. Sentry Predator Locator also notifies parents of abducted children in their local area by sending Amber Alert information, within minutes of notification by the National Center for Missing and Exploited Children.

SearchHelp management believes that aggressively expanding its distribution channels will not only benefit sales of Sentry Parental Controls, but future products that the Company is developing or will acquire.

Competition

The Company competes for business with other companies that have child-monitoring software that includes the following: NetNanny (ContentWatch, Inc.), Cybersitter (Solid Oak Software, Inc. (US)), CyberPatrol (SurfControl), McAfee Parental Controls (Networks Associates Technology, Inc.), Norton Parental Controls (Symantec Corporation), FilterPak (S4F, Inc.), Cyber Sentinel (Security Software Systems, Inc.), and Cyber Snoop (Pearl Software, Inc.).

The Company plans to respond promptly and effectively to the challenges of technological change, evolving standards and the Company’s competitors’ innovations by continuing to enhance the Company’s products and services, as well as the Company’s sales and marketing channels.

Imaging Products

On September 27, 2005, the Company’s wholly owned subsidiary ETP, signed a supply agreement with Fuji Photo Film, USA, Inc., or Fuji, to purchase Instax film and cameras. The contract term was for two years. ETP was obligated to purchase 1.8 million packs of film and 180,000 cameras during the first year of the agreement. ETP was obligated to purchase 4.3 million packs of film and 430,000 Instax cameras by September 30, 2007. This agreement could be terminated by either party prior to the expiration date by written notice.

Early in 2006, ETP determined that the pricing structure under the September 27, 2005 agreement was uneconomical under current market conditions for ETP to perform its obligations as originally agreed. The agreement contemplated that this situation might occur and provided certain options to the parties, including a renegotiation of the pricing terms or possible early termination of the agreement. Representatives of ETP met with Fuji in March 2006, to begin such negotiations. After several months of discussions with Fuji concerning the pricing of the imaging products to be supplied under the agreement, the parties were unable to agree on mutually acceptable pricing for such products. ETP submitted a notice of termination that became final on July 14, 2006.

The termination of the Supply Agreement means that ETP is not be required to meet the minimum purchase quantities specified in the agreement, but ETP is obligated by the terms of the agreement to consummate the purchase of products ordered prior to termination. ETP and Fuji worked together to conclude the disposition of such products without having a material adverse effect on the Company’s financial statements. Management has not made any decision as to whether ETP will discontinue the imaging-products portion of its business.

Marketing

The Company conducted a “soft launch” of its Sentry At Home software in CompUSA stores during November and December 2005 to validate its packaging and pricing. The Company is currently shipping all three of its Sentry software products on both a consignment and net sale basis to locations nationwide. In October 2007, we signed a sales and distribution agreement with Celltec Limited to deliver Sentry products throughout the United Kingdom and the Republic of Ireland. In addition, the Company has signed two Original Equipment Manufacturer (OEM) contracts to include its software products on over 1.5 million new computers distributed in North America beginning in April 2007.

Since 2006, we have been aggressively seeking opportunities in the media to spotlight our products and services. On June 1, 2006, the Company engaged The Dilenschneider Group, a public relations consulting firm specializing in strategic corporate counseling with locations in New York and Chicago, to advise management on public relations and implement a media relations effort targeting business and trade press. Through The Dilenschneider Group’s efforts, we have secured several interviews and articles in general and trade media as well as product reviews and awards for our Sentry software products.

On May 2, 2006, our Sentry Predator Locator product won a “LISA” award, sponsored annually by LISTnet, the Long Island Software & Technology Network, as one of Long Island’s top software products of 2006. On August 8, 2006, our Sentry Remote product was named an “Outstanding Product” in iParenting Media’s annual competition for notable new products serving the needs of parents. Additionally, our entire Sentry line of products will be featured on PTG TV’s (www.ptgtv.com) “Pulse on America” series. The segment will appear in select nationwide markets on the ABC Family Network and regionally on CNN’s Headline News network throughout the remainder of 2006 and early 2007.

In the wake of the Foley Congressional page scandal, we made significant headway in securing national media attention for our Sentry products and the increased the general awareness of the dangers to children on the Internet. During October 2006, our executives were interviewed for several nationally syndicated radio shows including the Jim Blasingame Show, Into Tomorrow with Dave Graveline and Computer America with host Craig Crossman.

On October 18, 2006, SearchHelp was featured in a Wall Street Journal article about Internet monitoring software and CBS Radio carried the story to its nationwide affiliate network. Our Sentry Remote product was featured on an NBC “Today” show segment on protecting children on the Internet which aired October 20, 2006 and CBS “The Early Show” featured SearchHelp and its Sentry products in a segment about the dangers of instant messaging that aired on October 31, 2006.

In early January 2007, SearchHelp exhibited its products at the 2007 International Consumer Electronics Show, or CES, in Las Vegas. Since this was our third year at CES, we received significant traffic and attention at our booth and held several meetings with major retailers and potential strategic partners at the show. Additionally we debuted our new Sentry Mobile product which will be the first product on the market to allow parents to monitor text messaging on a child’s cell phone.

We believe we have an ongoing responsibility to help educate parents to the dangers their children face online and to raise awareness of the impact that parental control software can have in addressing these issues. In that regard, the Company currently sponsors parent workshops and lectures discussing the importance of Internet safety for children. On April 28, 2007, one of the Company’s workshops was featured in a WABC televised special “Protect Our Children: Too Sexy, Too Young?” The program featured the cooperative efforts of SearchHelp and the Long Island Professional Education Network (LIPEN) to educate parents and children about cyber-bullying and other undesirable and dangerous content found on the Internet.

In May 2007, we signed a sales and distribution agreement with Interactive Communications International, Inc., or Incomm, to deliver Sentry products throughout InComm’s distribution network of more than 145,000 retail locations. Incomm is the industry leader in prepaid phone and gift card distribution and our Sentry products will be the first software products of any kind delivered to market in this format.

Economic Dependency

The Company sells its products through distributors to major retailers throughout the United States. At December 31, 2006, two customers, each of which accounted for more than 10% of the Company’s accounts receivable, accounted for 67% of total accounts receivable in the aggregate. At December 31, 2005, one customer accounted for 92% of total accounts receivable. The Company maintains adequate reserves for potential credit losses and such losses have been minimal and within management’s estimates.

In 2006, the four largest customers, each of which accounted for more than 10% of the Company’s sales, accounted for 71% of total sales in the aggregate. In 2005, the single largest customer accounted for 89% of sales.

In 2006, the Company, for reasons of convenience, consistency and economy of scale, purchased its entire inventory from one vendor. This risk is mitigated to a great extent by the extensive availability of similar vendors at competitive prices throughout the United States.

Intellectual Property

To date, we have not applied for any patent, trademark, trade name or copyright protection in any jurisdiction in which it operates. We intend to file to protect its trademarks and trade names in selected jurisdictions. We therefore rely on trade secret laws and confidentiality provisions in our agreements to prevent the unauthorized disclosure and use of our intellectual property.

Employees

As of December 26, 2007, the Company had eight full time employees.

Property

The Company leases an executive office consisting of 1,868 square feet at 6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791. The lease commenced on July 31, 2006 and has a five year and two month term. The current rent is $4,401 per month ($52,812 per year) and increases approximately 3% per annum. The Company has a security deposit with its landlord of $8,406.

ETP leases 1,404 square feet of office space at 56 Roland Street, Boston, Massachusetts on a month to month basis. The annual rent is $28,703.

Rent expense was $66,557 and $22,270 for the years ended December 31, 2006 and 2005, respectively.

Legal Proceedings

AmberAlertAgent Development Company, LLC

On February 20, 2007, SearchHelp was served with a complaint that was filed in the Superior Court of California in San Diego County on February 8, 2007, entitled AmberAlertAgent Development Co., LLC, a California Limited Liability Company; Perkins, Brinson, Ho, LLC, a California Limited Liability Company; Philip Dizon, an individual; Edward Sullivan, an individual; Gil Amelio, an individual; Richard A. Weintraub, an individual; Carl Perkins, an individual; and Duane Brinson, an individual v. SearchHelp, Inc., a Delaware Corporation; and Does 1-20. The claims against the Company arise out of an Exchange Agreement entered into between AmberAlertAgent, Inc. or AAA, certain of the plaintiffs and the Company pursuant to which the Company purchased all the issued and outstanding shares of AAA in exchange for 1.5 million shares in the Company. The shares in the Company acquired by the plaintiffs are being held in escrow until plaintiffs complete the development of software, and provided certain other services, as set forth in a Consulting Agreement between plaintiffs and the Company.

On August 2, 2007, the Company and the plaintiffs signed a Settlement Agreement and Mutual Release whereby all legal actions were dismissed. Under the terms of the Settlement Agreement, SearchHelp placed $10,000 into escrow and released to the plaintiffs an aggregate of 1.375 million shares of the Company’s common stock which were previously being held in escrow. The remaining 125,000 shares which were previously held in escrow were returned to the Company and retired. In addition, pursuant to the Settlement Agreement, SearchHelp and Amber Alert Agent entered into a License Agreement pursuant to which the Company received a perpetual, royalty-free, worldwide, and non-exclusive license to use, including to reproduce, perform, display, distribute, and create derivative works from, certain Sentry Predator Locator software and all related documentation. An additional $10,000 was placed in escrow for payment of transition services to be provided by the plaintiffs to assist the Company in migrating the software onto the Company’s servers. The source code for the licensed software was also placed into escrow. All escrowed items will be released upon the successful transition of the software.

Joseph Carrizzo

During the first quarter of 2007, Joseph Carrizzo resigned as the Company’s President and a director. The Company attempted to negotiate the terms of a separation agreement with Mr. Carrizzo. On March 20, 2007, the Company received a letter from Mr. Carrizzo in which he formally advised the Company that he was terminating his employment as a result of the Company’s alleged material breach of his employment agreement. The Company contends that Mr. Carrizzo voluntarily terminated his employment with the Company.

On September 14, 2007, SearchHelp was served with a complaint that was filed in the Supreme Court of New York in Nassau County on August 30, 2007, entitled Joseph Carrizzo v. SearchHelp, Inc., arising from the situation stated above. In his Complaint, Mr. Carrizzo alleges that the Company was in material breach of the employment agreement. The Complaint seeks

•	damages in an amount in excess of $450,000, arising out of a material breach of the employment agreement;
•	compensatory damages under Section 198, subdivision 1-a of the New York Labor Law including a statutory penalty of 25% and attorney’s fees; and
•
a declaratory judgment that SearchHelp’s conduct constitutes a material breach, that all of Mr. Carrizzo’s non-vested stock options have fully vested and that all vested options and any shares issued upon exercise are entitled to immediate registration.

On October 4, 2007, the Company filed a verified answer and counterclaim in the Supreme Court of New York in Nassau County denying the allegations made by Mr. Carrizzo and counterclaiming that Mr. Carrizzo wrongfully appropriated intellectual property of the Company. The counterclaim seeks damages in an amount not yet fully ascertainable, but in no event less than $7,000,000.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

The Company has a four-member board of directors. The identity of each of our directors and executive officers and their principal occupations for the past five years are as follows.

Name	Age	Position	Year Began Service
William Bozsnyak	47	Chairman of the Board of Directors, Chief Executive Officer and Treasurer	2001

John Caruso	48	Chief Financial Officer, Senior Vice President and Secretary	2006

Brian P. O’Connor	61	Director, Chief Operating Officer and Executive Vice President and Chief Marketing Officer	2005

David M. Barnes	64	Director	2005

Randy S. Zelin	44	Director	2007

William Bozsnyak, 47, is the founder, chief executive officer and chairman of the board of SearchHelp. After a successful career in the financial services industry, Mr. Bozsnyak created a local Internet portal in 1998 which focused on meeting the advertising needs of small businesses that were not being met on a national level. In addition to his current duties, Mr. Bozsnyak has served SearchHelp in several capacities since its inception in January 2001 including treasurer, chief financial officer and vice president. Prior to forming SearchHelp, Mr. Bozsnyak began his career with J.P. Morgan Securities Inc. in 1982 and rose to become a vice president in its Institutional Fixed Income Sales Department. In 1993, he left Morgan to join UBS Securities Inc. as vice president of its Global Fixed Income Department. In this role, he was responsible for the sale of U.S. fixed income securities to major institutional U.S. firms. Mr. Bozsnyak graduated in 1982 from the New York Institute of Technology with a Bachelor’s in Business Administration and a minor in Finance.

John Caruso, 48, is the Chief Financial Officer of SearchHelp and has over 26 years of accounting and management-level experience. From November 2004 through April 2006, Mr. Caruso served as Vice President and Controller of First Sterling Financial, Inc., a real estate syndicator of affordable housing across the U.S. and Puerto Rico. From April 2002 through June 2004, he served as Vice President of Finance and Administration and CFO for AccountantsWorld, LLC., a developer of software and provider of Internet services for the accounting profession where he engineered a multi-million dollar sale of a software product line. From September 1999 through October 2001, Mr. Caruso was Senior Vice President of Finance and Operations for CityReach International Ltd., a London-based owner and operator of data centers throughout Europe. In this capacity, Mr. Caruso was a key factor in raising over $300 million in capital and he was directly responsible for the daily operation of approximately one million square feet of technical space in eight countries with over 300 employees. Earlier in his career, Mr. Caruso worked as a certified public accountant with national and regional accounting firms. He graduated from Brooklyn College in 1980 with a Bachelor’s degree in Accounting.

Brian O’Connor, 61, is the Chief Operating Officer, Executive Vice President of Marketing, and a Director of SearchHelp, and remains the President of ETP. From 1998 until joining SearchHelp in June 2005, Mr. O’Connor was President of ETP and founder of Worldwide Commerce Exchange and Ann’s Boston Brownie Company. Mr. O’Connor was formerly the vice president for North American and Asia Pacific Sales for Polaroid Corporation from 1989 to 1998. In this capacity, he was responsible for sales and marketing of Polaroid’s U.S. business, generating over $1.1 billion in sales with over 900 employees. While at Polaroid, he also established an international consumer sales group in Asia, Japan, South America, Africa and the Middle East for Polaroid component products. Mr. O’Connor currently serves on the board of directors of the Dana Farber Cancer Institute and the Jimmy Fund Advisory Council. Formerly, he served on the board of directors of the Carroll School for Dyslexic Children and The New England Sports Museum.

David M. Barnes, 64, is a director of SearchHelp, and serves as chairman and financial expert of the Company’s audit committee and compensation committee. He has more than 40 years of experience in finance and public company accounting. Mr. Barnes served as a director and the Chief Financial Officer of American United Global, Inc., now known as Solar Thin Films, Inc. (SLTN), from May 1996 through July 2006 when the company was acquired. He is also Chief Financial Officer of Cyber Defense Systems, Inc. (CYDF), a designer and builder of manned and unmanned airships and of Neah Power Systems, Inc. (NPWS), which is developing and building fuel cells a director and an audit committee and compensation committee member of Thinkpath Inc. (THPHF), an engineering firm and is a director and chairman of the audit and compensation committees of MDWerks, Inc. (MDWK), a comprehensive medical billing, financing and consulting firm.

Randy S. Zelin, 44, is a director of SearchHelp. An experienced attorney in private practice and a former Nassau County, NY Assistant District Attorney, Mr. Zelin concentrates in the areas of criminal defense and securities litigation. From June 2000 to present, Mr. Zelin serves as President of Randy Scott Zelin, P.C., a law firm in Westbury, New York. He is a graduate of Hofstra University (B.A. 1984) and the Touro College Jacob D. Fuchsberg Law Center (J.D. 1987). He is of counsel to Pryor & Mandelup, LLP, a distinguished bankruptcy, reorganization, and civil practice, where he maintains his office. Mr. Zelin is admitted to practice in New York, New Jersey, and Florida and in the U.S. District Courts for the Southern, Eastern, and Northern Districts of New York, and the U.S. Court of Appeals for the Second Circuit.

Mr. Zelin is a member of the Nassau County Bar Association and the National Association of Criminal Defense Lawyers. He has lectured at continuing legal education programs on criminal law and procedure and has taught as a guest instructor in various local law schools’ trial advocacy programs as well as for the National Institute for Trial Advocacy. He also appears regularly on CNN Headline news to discuss noteworthy trials and criminal justice issues.

Each director holds office until the next annual stockholders meeting or until a successor is duly elected or appointed. Officers are appointed to their positions, and continue in such positions, at the discretion of the directors.

Audit Committee

On April 2, 2003 the Board of Directors established an Audit Committee, which consists of one director, who must be an independent director, as defined in the Charter for the Audit Committee. The Audit Committee consists of David Barnes, as Chairman. Members of the Committee are appointed by the Board of Directors and serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Audit Committee will meet at least four times annually with the independent auditors and more frequently as circumstances dictate.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of the financial reports and other financial information provided by us to the public or any governmental body;
•	our compliance with legal and regulatory requirements
•	our systems of internal controls regarding finance, accounting and legal compliance;
•	the qualifications and independence of our independent auditors;
•	the performance of our internal audit function and independent auditors;
•	our auditing, accounting, and financial reporting processes generally; and
•	the performance of such other functions as the Board of Directors may assign from time to time.

The Audit Committee has the authority to:

•	make recommendations to the Board of Directors regarding the appointment or replacement of independent public accountants;

•	confer with our independent public accountants regarding the scope, method and results of the audit of our books and accounts;

•	review our financial reporting process and the management recommendations made by our independent public accountants;

•	recommend and implement any desired changes to our audit procedures; and

•	perform such other duties as the Board of Directors may from time to time direct.

Audit Committee Financial Expert

Our Board of Directors has determined that David M. Barnes qualifies as it’s “audit committee financial expert”, as defined in paragraph (e) (2) of Item 401 of Regulation S-B and has therefore appointed him as such.

Code of Ethics

Our board of directors adopted a Code of Ethics that covers all executive officers of our company and its subsidiaries. The Code of Ethics requires that senior management avoid conflicts of interest; maintain the confidentiality of information relating to our company; engage in transactions in shares of our common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Ethics; and comply with other requirements which are intended to ensure that such officers conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of our company.

All our executive officers are required to affirm in writing that they have reviewed and understand the Code of Ethics.

Any amendment of our Code of Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer and controller, principal accounting officer or persons performing similar functions will be disclosed on our website within 5 days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed. A copy of our Code of Ethics is incorporated by reference to the Company’s form 10-KSB filed with the Securities and Exchange Commission on March 16, 2004.

Indebtedness of Executive Officers and Directors

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

Family Relationships

There are no family relationships among our executive officers and directors.

Legal Proceedings

During the past five years, no officer or director of the Company has:

•	been convicted in or is currently subject to a pending a criminal proceeding;
•
been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; nor

•
has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all of SearchHelp’s officers and directors, and persons who own more than ten percent of a registered class of SearchHelp’s equity securities, to file reports of ownership and changes in ownership of equity securities of SearchHelp with the SEC and any applicable stock exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish SearchHelp with copies of all Section 16(a) forms that they file. Based solely upon a review of Forms 3, 4, and 5 furnished to SearchHelp during 2006 and 2005, SearchHelp believes that none of its officers, directors and greater than 10% beneficial owners failed to file such Forms on a timely basis during the most recent fiscal year or prior fiscal year except the following: William J. Bozsnyak, the Company’s Chairman and Chief Executive Officer, filed a late report on Form 4 on March 29, 2007 with the SEC, for the cancellation of an option granted to him on May 1, 2005 with an exercise price of $0.20 per share of common stock, in exchange for a new option granted to him on December 6, 2006 having a higher exercise price of $0.45 in order to comply with Rule 409A of the Internal Revenue Code, Joseph P. Carrizzo, the Company’s former President, filed a late report on Form 4 on April 11, 2007 with the SEC, for the cancellation of an option granted to him on April 26, 2005 with an exercise price of $0.20 per share of common stock, in exchange for a new option granted to him on December 6, 2006 having a higher exercise price of $0.30 in order to comply with Rule 409A of the Internal Revenue Code and Brian O’Connor, the Company’s Chief Operating Officer filed a late report on Form 4 on March 29, 2007 with the SEC, for the cancellation of an option granted to him on June 8, 2005 with an exercise price of $0.20 per share of common stock, in exchange for a new option granted to him on December 6, 2006 having a higher exercise price of $0.49 in order to comply with Rule 409A of the Internal Revenue Code.

Executive Compensation

Each of our named executive officers has entered into a three year employment agreement with SearchHelp.  Pursuant to his respective employment agreement, each executive officer receives an annual base salary, an automobile allowance, a non-ISO option grant, paid health insurance and three to five weeks of vacation annually. The employment agreements require the named executive officers to maintain the confidentiality of SearchHelp information and subject them to non-competition and non-solicitation restrictions during their employment.

The following table shows the compensation earned by each of the named executive officers for the years ended December 31, 2006 and 2005.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)		Bonuses ($)		Option Grants ($)		All Other Compensation (2) ($)	Total ($)
(a)	(b)	(c)		(d)		(e)		(f)	(g)
William J. Bozsnyak, Chairman and Chief Executive Officer (10)	2006 2005	$ $	128,000 80,769	-		- 410,000	(3)	12,000 8,000	$ $	140,000 498,769
John Caruso, Chief Financial Officer (4)	2006		$88,339	-		252,000	(5)	6,400		$404,339
Joseph P. Carrizzo, President (6)	2006 2005	$ $	128,000 82,615	50,000	(7)	- 855,000	(8)	12,000 8,000	$ $	190,000 945,615
Brian P. O’Connor, Chief Operating Officer	2006 2005	$ $	128,000 67,333	-		- 430,000	(9)	12,000 6,000	$ $	140,000 503,333

(1)	Salary represents base salary earned in 2006 and 2005.
(2)	The named executive officers’ other compensation included the following:
- Mr. Bozsnyak ($12,000-vehicle allowance); - Mr. Caruso ($9,600-vehicle allowance); - Mr. Carrizzo ($12,000-vehicle allowance); and - Mr. O’Connor (($12,000-vehicle allowance).

(3)
Represents the amount recognized by SearchHelp for financial statement reporting purposes in accordance with FAS 123R for 1,000,000 options granted to Mr. Bozsnyak on May 1, 2005, pursuant to his employment agreement.

(4)	Mr. Caruso commenced employment with SearchHelp as our Chief Financial Officer on May 2, 2006. His compensation amounts reflect his compensation for the period during which he served in this position.

(5)
Represents the amount recognized by SearchHelp for financial statement reporting purposes in accordance with FAS 123R for 900,000 options granted to Mr. Caruso on May 2, 2006, pursuant to his employment agreement.

(6)	Mr. Carrizzo resigned as President and a Director.
(7)	During 2006 Mr. Carrizzo earned a $50,000 bonus in connection with certain liquidity milestones being met.
(8)
Represents the amount recognized by SearchHelp for financial statement reporting purposes in accordance with FAS 123R for 3,000,000 options granted to Mr. Carrizzo on April 26, 2005, pursuant to his employment agreement and 500,000 options granted on April 21, 2005.

(9)
Represents the amount recognized by SearchHelp for financial statement reporting purposes in accordance with FAS 123R for 900,000 options granted to Mr. O’Connor on June 8, 2005, pursuant to his employment agreement.

(10)
On January 29, 2007, we amended the terms of Mr. Bozsnyak’s employment agreement. Under the terms of the amendment, (i) the term of the employment agreement was extended until December 31, 2009, (ii) beginning on January 1, 2007, Mr. Bozsnyak’s base salary was increased to $250,000 per annum, of which $150,000 is payable in cash and, until such time as we have cash flow in excess of $1 million for two consecutive quarters, $100,000 shall be paid quarterly in options to purchase our common stock (iii) in the event we acquire another company, Mr. Bozsnyak will receive a number of options to purchase our shares, as the Board shall determine to be sufficient to compensate Mr. Bozsnyak for his efforts in connection with such transaction, at the then current market value and (iv) continued compensation under the terms of Mr. Bozsnyak for a period of five years after a change of control.

The following table shows outstanding option awards held by each of the named executive officers as of December 31, 2006.

OUTSTANDING OPTION AWARDS

Name (a)	Total Outstanding Option Award (#)		Number of Securities Underlying Exercisable but Unexercised Options (#)	Number of Securities Underlying Unexercised Unearned Options (#) (b)	Option Exercise Price ($) (c)		Option Expiration Date (d)
William J. Bozsnyak, Chairman and Chief Executive Officer	1,000,000 140,000 60,000	(2)	666,667 70,000 45,000	333,333 70,000 15,000	$ $ $	0.45 0.27 0.77	4/30/2010 4/20/2010 5/20/2009
John Caruso, Chief Financial Officer	900,000	(3)	180,000	720,000		$0.38	5/2/2011
Joseph P. Carrizzo, President (6)	3,000,000 500,000 10,000 10,000 750,000	(4)	2,000,000 500,000 7,500 7,500 750,000	1,000,000 - 2,500 2,500 -	$ $ $ $ $	0.30 0.27 0.70 0.70 0.25	4/25/2010 4/20/2010 5/20/2009 5/20/2009 3/11/2009
Brian P. O’Connor, Chief Operating Officer	1,000,000		666,667	333,333		$0.49	6/7/2010

(1)	No options were exercised in 2006 by any named executive officers.
(2)	Option granted May 1, 2005 pursuant to Mr. Bozsnyak’s employment agreement that vests based on continued employment through May 1, 2007, subject to earlier vesting upon certain circumstances.
(3)	Award granted April 24, 2006 pursuant to Mr. Caruso’s employment agreement that vests based on continued employment through May 2, 2009, subject to earlier vesting upon certain circumstances.
(4)	Award granted April 26, 2005 pursuant to Mr. Carrizzo’s employment agreement that vests based on continued employment through April 26, 2007, subject to earlier vesting upon certain circumstances.
(5)	Award granted June 8, 2005 pursuant to Mr. O’Connor’s employment agreement that vests based on continued employment through June 8, 2007, subject to earlier vesting upon certain circumstances.
(6)	Mr. Carrizzo resigned as President and a Director.

2004 Stock Plan

The Company’s 2004 Stock Plan, or Plan, which is shareholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of common stock as stock compensation. All stock options under the 2004 stock plan are granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a three-year period and generally expire 5 years from the grant date. Additionally, the Company grants options and shares to its employees outside the Plan under the same general terms.

Director Compensation

Directors who are employees of the Company do not receive any fees for their service on the Board. We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. Our non-employee directors receive annual equity compensation in the form of restricted shares of the Company’s common stock or options to purchase shares of the Company’s common stock.

DIRECTOR COMPENSATION TABLE

Name		Fees Earned or Paid in Cash ($)		Stock and Option Awards ($)			Total ($)
David Barnes	2006 2005	$ $	26,025 13,275	$ $	40,000 50,000	(2) (3)	$ $	66,025 63,275

(1)	No options were exercised in 2006 by any directors.
(2)	Represents the amount recognized by SearchHelp for financial statement reporting purposes in accordance with FAS 123R for 200,000 options granted to Mr. Barnes on December 29, 2006.
(3)	Represents the amount recognized by SearchHelp for financial statement reporting purposes for 200,000 restricted shares awarded to Mr. Barnes on April 21, 2005.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information, as of December 18, 2007, with respect to the beneficial ownership of our common stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our common stock; (ii) our executive officers and directors; and (iii) all our executive officers and directors as a group. The Company’s issued and outstanding voting securities at the close of business on January 11, 2008, consisted of 55,224,180 shares of common stock. Unless otherwise indicated, the address of each of the named persons is care of SearchHelp, Inc., 6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791.

Name and Address	Shares Beneficially Owned (1)	Percentage Beneficially Owned
William Bozsnyak (2)	8,135,918	14.03%
Debbie Seaman (3)	2,698,505	4.89%
Joseph Carrizzo (4)	2,515,000	4.37%
Brian P O’Connor (5)	2,884,268	5.13%
David M. Barnes (6)	450,000	*
Randy S. Zelin	250,000	*
John Caruso (7)	660,000	1.19%
All directors and executive officers as a group (5 persons)	12,380,186	20.82%

* less than one percent

(1)  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

(2) Consists of 5,388,438 shares of common stock, 105,057 shares of convertible preferred stock which converts into 1,050,570 shares of common stock and options to acquire 1,696,910 shares of common stock.
(3) Consists of 2,698,505 shares of common stock
(4) Consists of 250,000 shares of common stock and options to acquire 2,265,000 shares of common stock.
(5) Consists of 750,000 shares of common stock and options to acquire 984,268 shares of common stock. Also  includes 1,150,000 shares of common stock held by Mr. O’Connor’s wife.
(6) Consists of 350,000 shares of common stock and options to acquire 100,000 shares of common stock.
(7) Consists of 240,000 shares of common stock and options to acquire 420,000 shares of common stock.

Certain Relationships and Related Transactions

Due to stockholders

At December 31, 2006 and December 31, 2005, the Company was indebted to its CEO, William Bozsnyak, in the amounts of $617,500 and $754,500, respectively, for working capital advances made to the Company. For the year ended December 31, 2006 and 2005, interest expense was charged in the amounts of $62,280 and $37,511 respectively. On March 10, 2006, Mr. Bozsnyak converted $180,000 of loans into 600,000 restricted shares of the Company’s common stock. The interest rate used in this calculation is the same interest rate paid to the Company’s short term lender under the revolving line of credit. At December 31, 2006, $107,792 in accrued interest was due to Mr. Bozsnyak.

At December 31, 2005, $87,639 was owed for unpaid salaries to Mr. Bozsnyak and Debbie Seaman, the Company’s former President. On December 31, 2006, Mr. Bozsnyak and Ms. Seaman waived any and all claims.

The Company also owed Mr. Bozsnyak $6,917 and $39,481 as of December 31, 2006 and December 31, 2005, respectively, for travel expenses and online advertising incurred on behalf of the Company. Additionally, at December 31, 2006, Brian O’Connor, a shareholder and director, is owed $1,367 for travel expenses incurred on behalf of the Company. The Company owed Joseph Carrizzo, a shareholder and former President and director of the Company $1,128 for unreimbursed expenses at December 31, 2005. The Company’s former securities counsel, a shareholder, is owed $ 13,976 at December 31, 2005 for unpaid legal services.

At December 31, 2006, $108,415 was owed for unpaid salaries and accrued vacation to Mr. Bozsnyak, Mr. Carrizzo and Mr. O’Connor. An additional $50,000 is owed to Mr. Carrizzo and reflects bonuses earned in connection with certain liquidity milestones being met.

At December 31, 2006 and December 31, 2005, the Company owed $3,500 and $2,775, respectively, to the chairman of the audit and compensation committees, who is a shareholder.

Due to affiliates

Mr. O’Connor, the President of ETP, has a minority interest in three affiliated companies. Based upon cash flow needs, there are loans made to and, or from one of these affiliates as well as from Mr. O’Connor directly. As of December 31, 2006 and December 31, 2005, the Company owed Mr. O’Connor $59,657 and $61,257, respectively.

Due from affiliates

The Company outsourced the management of ETP’s sky box at Fenway Park to an entity in which Mr. O’Connor of is a minority shareholder. As of December 31, 2006 and December 31, 2005, this entity owed the Company $37,955, which has been fully reserved as uncollectible. This license agreement expired on December 31, 2005 and was not renewed.

PLAN OF DISTRIBUTION

The holders of our warrants may offer and sell from time to time under this prospectus the shares received by the holders upon exercise of their warrants. The holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

The holders may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and paragraphs:

•	on the OTC Bulletin Board or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;
•	a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	in privately negotiated transactions.

In addition to the list above, the holders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling holder. The selling holder may also sell our common stock short and redeliver the shares to close out short positions.

The selling holder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling stockholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

The selling holder may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling holder may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling holder. The selling holder and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

The selling holder may sell all or any part of the shares of common stock through an underwriter. SearchHelp is not aware of any agreement any selling holder may have entered into with a prospective underwriter and there is no assurance that the selling holder will enter into any agreement with a prospective underwriter. If the selling holder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

To comply with the securities laws of some states, the shares of common stock must be sold in some jurisdictions only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling holder and their affiliates. In addition, we will make copies of this prospectus available to the selling holder and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

SearchHelp anticipates that the selling holders will offer for sale all of the shares being registered, to the extent that those shares are issued to the selling holder upon exercise of their warrants. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, any sales, or the possibility of sales, may depress the market price of the common stock.

SearchHelp will bear all costs and expenses of the registration of the selling shareholder’s shares under the Securities Act and state securities laws. However, the selling shareholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of its shares.

We have indemnified the selling holders against certain liabilities, including certain liabilities under the Securities Act of 1933.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.0001 per share. Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. As of January 11, 2008, 55,224,180 shares of common stock were outstanding and held by approximately 573 record holders. The shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Currently, we have designated 1,526,718 shares of Series A 7% Cumulative Convertible Preferred Stock, or Series A Preferred Stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive, in any fiscal year, when, if and as declared by the Board of Directors, out of any assets at the time legally available, dividends on a pro rata basis in cash at the rate of 7% per annum on the stated value of $2.62 per share. Each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, to convert some or all such shares into fully paid and non-assessable shares of common stock at the rate of 10 shares of common stock for every one share of Series A Preferred Stock.

Warrants

Each Class A Warrant gives its holder the right to purchase one share of our common stock for $.15 per share (lowered from $.75 per share). The Class A Warrants are exercisable at any time until March 31, 2008 (extended from December 31, 2007). If our common stock trades for at least 5 consecutive trading days at a price of $1.50 or more per share, we will have the right to call the Class A Warrants at a price of $.01 per Class A Warrant unless the investor chooses to exercise his or her Class A Warrant at that time. As of January 11, 2008, 2,474,000 Class A Warrants were outstanding and held by approximately 21 record holders.

Each Class B Warrant gives its holder the right to purchase one share of our common stock for $.22 per share (lowered from $1.50 per share). The Class B Warrants are exercisable at any time until December 31, 2009. If our common stock trades at least 5 consecutive trading days at a price of $2.50 or more per share, we will have the right to call the Class B Warrants at a price of $.01 per Class B Warrant unless the investor chooses to exercise his or her Class B Warrant at that time. As of January 11, 2008, 2,474,000 Class B Warrants were outstanding and held by approximately 39 record holders.

A placement agent received a warrant in connection with the initial public offering to purchase 247,000 units. The current purchase price per unit has been reduced form $.985 per shares to $.17 per shares. Each unit consists of a share of our common stock, a class a warrant to purchase one share of common stock for a purchase price of $.17 per share (lowered from $.985 per share) and one class B warrant to purchase one share of common stock at $.22 per share (lowered from $2.285 per share). The placement agent warrant, the class A warrant and the class B warrant are now exercisable until December 31, 2008 (extended from December 31, 2007).

Warrants to acquire 172,800 shares of the Company’s common stock at $0.30 per share were issued to a placement agent exercisable for five years as part of his compensation for his services in the Company’s private placement of its securities in 2004.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for SearchHelp by Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022.

EXPERTS

The consolidated financial statements of SearchHelp, Inc. and Subsidiaries as of December 31, 2006 and 2005, appearing in this Prospectus have been audited by Lazar Levine and Felix LLP, the Company’s registered independent public accounting firm, as set forth in their report here thereon appearing elsewhere herein and are included in reliance upon that report given on the authority of that firm as experts in accounting and auditing.

SEARCHHELP, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements for the years ended December 31, 2006 and 2005

Independent Auditors’ Report	F-1

Consolidated Balance Sheet as at December 31, 2006 and 2005	F-2 - F-3

Consolidated Statements of Operations For the Years Ended December 31, 2006 and 2005	F-4

Consolidated Statement of Stockholders’ Equity For the years ended December 31, 2006 and 2005	F-5

Consolidated Statements of Cash Flows For the Years Ended December 31, 2006 and 2005	F-6 - F-7

Notes to Consolidated Financial Statements	F-8 - F-25

Interim Consolidated Financial Statements for the period ended September 30, 2007

Consolidated Balance Sheets as at September 30, 2007 (Unaudited) and December 31, 2007	F-26 – F-27

Consolidated Statements of Operations For the Nine months ended September 30, 2007 and 2006 (Unaudited)	F-28

Consolidated Statements of Cash Flows For the Nine months ended September 30, 2007 and 2006 (Unaudited)	F-29 – F-30

Notes to Consolidated Financial Statements (Unaudited)	F-31 – F-39

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of SearchHelp, Inc.
Syosset, New York

We have audited the accompanying consolidated balance sheets of SearchHelp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows listed in the accompanying index for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SearchHelp, Inc. and Subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lazar, Levine and Felix LLP

New York, New York
April 5, 2007

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
Current assets:
Cash	$129,435	$126,975
Accounts receivable less allowance for doubtful accounts of $52,395 and $37,955, respectively	250,085	153,614
Inventories	190,637	29,904
Prepaid expenses	17,897	78,746
Total current assets	588,054	389,239
Property and equipment - net	108,507	1,283
Other assets:
Software development costs, less accumulated amortization of $691,103 and $431,087, respectively	502,063	566,256
Amortizable intangible assets, less accumulated amortization of $106,068 and $41,136, respectively	527,432	592,364
Deferred finance costs, less amortization of $91,552 and $6,853, respectively	199,934	47,347
Goodwill	536,081	536,081
Security deposit	13,454	6,155
Total other assets	1,778,964	1,748,203
Total assets	$2,475,525	$2,138,725

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

	2006	2005
Current liabilities:
Note payable - bank	$54,697	$50,000
Current portion of long term debt and capital leases	18,879	50,000
Current portion of 10% convertible notes payable - net of discount of $32,882	590,118	-
Short term bridge notes payable - net of discount of $70,725	204,275	-
Due to stockholders	895,491	899,499
Due to affiliates	59,657	61,257
Deferred revenue, net of discount of $0 and $2,973, respectively	48,832	4,470
Accounts payable	269,713	179,200
Accrued expenses	202,977	146,982
Total current liabilities	2,344,639	1,391,408
Other liabilities:
10% convertible notes payable - net of discount of $781,360 and $125,333, respectively, net of current portion	1,490,640	497,667
Obligations under capital lease, net of current portion	65,929	-
Note payable - equipment, net of current portion	16,111	50,000
Deferred rent	8,438	-
Total liabilities	3,925,757	1,939,075
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock - $.0001 par value, authorized - 25,000,000 shares Issued and outstanding - 0 shares	-	-
Common stock - $.0001 par value, authorized - 250,000,000 shares
Issued and outstanding -38,152,636 and 37,022,556 shares, respectively	3,815	3,702
Additional paid-in capital	9,443,982	7,802,030
Deferred compensation	-	( 659,796
Accumulated deficit	(10,898,029)	( 6,946,286
Total stockholders' equity (deficit)	(1,450,232)	199,650
Total liabilities and stockholders' equity (deficit)	$2,475,525	$2,138,725

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
	2006	2005
Revenues
Imaging	$13,874	$1,702,128
Software	483,856	26,901
Less discount on sales	(178,421)	(6,045)
Total Revenues	319,309	1,722,984
Cost of Sales
Imaging	8,414	1,647,213
Software	117,885	4,167
Total Cost of Sales	126,299	1,651,380

Gross Profit	193,010	71,604

Operating expenses
Selling	280,333	134,653
Web site costs	69,012	41,177
General and administrative	2,736,857	1,554,034
Write off of asset for impairment	-	1,750,000
Depreciation and amortization	338,099	166,375
Total operating expenses	3,424,301	3,646,239
Loss from operations	(3,231,291)	(3,574,635)

Other Expenses (Income)
Interest	749,570	209,794
Interest - related party	62,280	37,511
Recovery from settlement	(100,000)	-
Other (income)	(82,950)	(48,468)
Amortization of deferred financing costs	91,552	6,853
Total other expenses (income)	720,452	205,690
Net loss	$(3,951,743)	$(3,780,325)
Per share data
Loss per share - basic and diluted	$(0.11)	$(0.12)
Weighted average number of shares outstanding basic & diluted	37,634,229	31,957,004

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

						Total
			Additional			Stockholders'
	Common Stock		Paid-In	Accumulated	Deferred	Equity (Capital
	Shares	Amount	Capital	Deficit	Compensation	Deficiency)
Balance at January 1, 2005	28,485,033	$2,848	$4,816,526	$(3,165,961)	$-	$1,653,413
Officers waiver of salaries	-	-	49,222			49,222
Cancellation of Advisory Board stock	(90,000)	(9)	(64,179)			(64,188)
Common stock issued to a director	200,000	20	49,980			50,000
Compensatory value of stock options issued for services rendered officer			131,000			131,000
Intrinsic value of stock options issued per employment contracts	-	-	840,000		(659,796)	180,204
Net proceeds from sale of securities	860,000	86	214,914			215,000
Common stock issued for ETP purchase	4,000,000	400	999,600			1,000,000
Common stock issued for services	130,000	13	40,312			40,325
Compensatory value of stock options issued for services rendered	-		20,500			20,500
Compensatory value of the exercise of warrants - BNC & ECT	1,637,523	164	(164)			-
Common stock issued for AAA purchase	1,500,000	150	374,850			375,000
Issuance of securities as partial payment for settlement	300,000	30	23,970	-	-	24,000
Discount on debt	-	-	301,069			301,069
Compensatory value of stock options issued to Advisory Board Members	-	-	4,430			4,430
Net loss	-	-	-	(3,780,325)	-	(3,780,325)
Balance at December 31, 2005	37,022,556	3,702	7,802,030	(6,946,286)	(659,796)	199,650
Common stock issued in connection with bridge loans	275,000	27	81,198			81,225
Common stock issued as interest on debt	108,969	11	35,535			35,546
Common stock issued for services	146,111	15	54,554			54,569
Common stock issued for satisfaction of loans	600,000	60	179,940			180,000
Discount on debt	-	-	1,188,700			1,188,700
Fair value of warrants issued for services			68,142			68,142
Net loss				(3,951,743)		(3,951,743)
Option expense			693,679			693,679
Reclassification of deferred compensation			(659,796)	-	659,796	-
Balance at December 31, 2006	38,152,636	$3,815	$9,443,982	$(10,898,029)	$-	$(1,450,232)

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(3,951,743)	$(3,780,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred revenue	44,362	(318,984)
Stock and options issued for services	122,711	-
Stock issued for debt service	35,546	-
Recovery from settlement	(100,000)	-
Write off of asset for impairment	-	1,750,000
Compensatory element of stock options	693,679	435,492
Depreciation	13,150	453
Amortization of deferred financing costs	91,552	6,853
Amortization of software development costs	260,016	124,787
Amortization of intangible assets	64,932	41,135
Amortization of beneficial conversion feature	253,624	175,736
Amortization of debt discount	256,664	-
Increase (decrease) in cash flows as a result of changes in asset and liability account balances:
Accounts receivable	(110,912)	173,095
Allowance for doubtful accounts	14,440	37,955
Inventories	(160,727)	(29,904)
Prepaid expenses	60,847	125,161
Security deposit and other assets	(7,299)	(4,000)
Deferred rent	8,438	-
Accounts payable and accrued expenses	146,507	366,710
Total adjustments	1,687,530	2,884,489
Net cash used in operating activities	(2,264,213)	(895,836)
Cash flows from investing activities:
Equipment purchases	(33,277)
Acquisition expenses less cash acquired	-	(41,984)
Capitalized software costs	(195,822)	(59,866)
Net cash used in investing activities	(229,099)	(101,850)

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

	2006	2005
Cash flows from financing activities:
Net borrowings from stockholder	175,992	387,858
Payment of due to affiliates	(1,600)	(36,179)
Proceeds from convertible notes payable	2,272,000	623,000
Proceeds from (payments of) bridge notes payable	275,000	(13,827)
Proceeds from note payable - equipment	21,262	-
Payments of note payable - equipment	(1,461)	-
Payments under capital lease	(5,979)	-
Proceeds of notes payable - bank	4,697	550
Proceeds from sale of securities	-	215,000
Deferred financing costs	(244,139)	(54,200)
Net cash provided by financing activities	2,495,772	1,122,202

Net increase in cash	2,460	124,516

Cash at beginning of period	126,975	2,459

Cash at end of period	$129,435	$126,975

Supplemental Disclosure of cash flow information:
Cash payment made during the period - Interest	$190,921	$34,049
Supplemental Schedules of Noncash Investing and Financing Activities:
Stockholder loans converted to common stock	$180,000	$-
Common stock and options issued for services	$122,711	$221,325
Computer equipment under capital lease	$87,098	$-
Discount related to note payable - warrant value and beneficial conversion feature	$1,188,700	$213,119

Discount related to bridge note payable - restricted stock value	$81,225	$-

The company purchased all the capital stock of E-top-Pics, Inc. as of June 8, 2005. In conjunction with the acquisition, liabilities were assumed as follows:
Fair Value of Assets Acquired		$1,792,972
Common stock issued for capital stock		(1,000,000)
Acquisition related expenses		(79,338)
Liabilities assumed		$713,634

Common stock issued for intangible assets of AAA		$375,000

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - PLAN OF ORGANIZATION.

Presentation of Financial Statements:

The Company’s business consists principally of the development, sale and distribution of parental control and monitoring software and services and imaging products. The Company is organized as a single reporting unit and believes that it operates as a single business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company incurred net losses of $3,951,743 and $3,780,325 for the years ended December 31, 2006 and 2005, respectively. In addition, the Company has negative working capital of $1,756,585 and an accumulated deficit of $10,898,029 at December 31, 2006.

These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. The plan includes, among other things, developing or acquiring parental control products and services and selling these products and services through a well developed retail channel as well as directly on-line and with OEM and affiliate partners.

If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company will need additional financing to continue to operate. As the Company increases sales from its products and services, the Company expects to increase cash flows from operations. The Company has been successful in raising financing from equity and debt transactions. During 2006, the Company raised $2,272,000 from the private placement of convertible notes and warrants as well as an additional $275,000 from 10% short term promissory notes. For the period from January 1, 2007 to April 5, 2007, subsequent to the balance sheet date, the Company raised $1,050,000 from the private placement of 7% convertible preferred stock and warrants as well as an additional $10,000 from 10% short term promissory notes. As of April 5, 2007, a total of $210,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

The accompanying consolidated financial statements have been prepared, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of Presentation:

The accompanying financial statements for the years ended December 31, 2006 and 2005 include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation. Results of operations include ETP from the date of acquisition.

(b) Revenue Recognition:

The Company recognizes revenues in accordance with the SEC, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”). Under SAB 104 revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. Software products and services revenue is derived via three distinct methods: direct non- consignment sales, consignment sales and online Internet sales: (i) revenue in the form of direct non- consignment sales of merchandise are recognized when title passes to the customer, typically upon shipment, less an estimated reserve if return privileges exist; (ii) revenue from consignment sales of software is recognized when proof of sale to the end user is received; (iii) revenue from online Internet sales is recognized upon the settlement of credit card charges, typically within three days of the sale.

(c) Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(d) Earnings Per Share:

The Company utilizes Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic earnings per share is calculated on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation, plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented separately as it is anti-dilutive. Such securities, shown below, presented on a common share equivalent basis and outstanding as of December 31, 2006 and 2005 have been excluded from the per share computations:

	December 30,
	2006	2005
2004 Stock Plan Options	1,450,000	1,940,590
Other Stock Options	8,270,000	6,382,500
Convertible Notes Payable	6,962,500	1,557,500
Warrants	8,231,424	5,743,800

(e) Stock Based Compensation:

Effective January 1, 2006, the Company’s 2004 Stock Plan and options granted outside of the Plan are accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

(f) Advertising Costs:

The Company expenses ordinary advertising and promotion costs as incurred. Advertising and promotion costs were $162,410 and $45,990 for the years ended December 31, 2006 and 2005, respectively.

(g) Software Development Costs:

Research and development costs are expensed as incurred. No research and development costs were incurred during the years ended December 31, 2006 and 2005.

In accordance with the provisions of SFAS No. 86, “Accounting for the costs of computer software to be sold or otherwise marketed”, software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for release to customers. For the years ended December 31, 2006 and 2005, the Company capitalized $195,822 and $434,866 of software development costs for its new product Sentry Predator Locator. The software costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the years ended December 31, 2006 and 2005 was $260,016 and $124,787, respectively.

(h) Cash Equivalents:

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a remaining maturity of three months or less, when purchased, to be cash equivalents.

(i) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $52,395 and $37,955 at December 31, 2006, and 2005, respectively.

(j) Fair Value of Financial Instruments:

The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, notes payable, due to shareholders and obligations under capital leases. The carrying amounts of accounts receivable, inventories, and accounts payable and accrued expenses approximates fair value due to the short term nature of these financial instruments. The carrying value of due to shareholders reflects fair value as the terms reflect market conditions at each balance sheet date. The recorded values of notes payable and obligations under capital leases approximate their fair values, as interest approximates market rates.

(k) Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company from time to time may maintain cash balances, which exceed the Federal Depository Insurance Coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. Concentrations of credit risk with respect to accounts receivable are limited because a number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk.

(l) Inventories:

The Company’s inventory consists entirely of finished, packaged software products and is valued at lower of cost or market price. Cost is determined on a first-in, first-out (“FIFO”) basis.

(m) Deferral of Certain Revenue and Gross Margins:

Direct non- consignment sales of merchandise are recognized when title passes to the customer, typically upon shipment. However, the Company defers a portion of revenues and gross margin, currently estimated at 25%, from direct non- consignment sales if return privileges exists. The Company has deferred recognition of revenues and gross margin amounting to $48,832 and $44,589, respectively as of December 31, 2006.

(n) Shipping and Handling Costs:

The Company’s shipping and handling costs are included in cost of sales for all periods presented. Shipping and handling costs were $44,262 and $636 for the years ending December 31, 2006, and December 31, 2005, respectively.

(o) Fixed Assets and Depreciation:

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided for over the estimated useful lives of the related asset using the straight-line method. The estimated useful lives for significant property and equipment categories are as follows:

Furniture and fixtures	5 years
Data processing equipment	3 to 5 years
Telecommunication equipment	5 years
Purchased software	3 years

(p) Goodwill:

Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is to be tested for impairment at least annually at the reporting unit level. To accomplish this, the Company determined the fair value of the reporting unit and compared it to the carrying amount of the reporting unit at each balance sheet date. No impairment charges resulted from this evaluation for the years ended December 31, 2006 and 2005 since the fair value of the reporting unit exceeded the carrying amount.

(q) Intangible assets and Amortization:

The Company’s intangible assets as of December 31, 2006 and 2005 consisted of:

			December 31, 2006		December 31, 2005
	Gross	Estimated Life	Accumulated Amortization	Net	Accumulated Amortization	Net
Covenant not to compete	$8,800	3 years	$4,579	$4,221	$1,646	$7,154
Licenses	4,700	-	4,700	-	4,700	-
Customer Relationships	620,000	10 years	96,789	523,211	34,790	585,210
Total	$633,500		$106,068	$527,432	$41,136	$592,364

Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives. The amortization expense for the years ended December 31, 2006 and 2005 was $64,933 and $41,135, respectively. Amortization expense for 2007, 2008, 2009, 2010 and 2011 is estimated to be $64,900, $64,900, $64,900, $63,600 and $62,000, respectively.

(r) Deferred Financing Costs:

The Company incurred financing costs related to its borrowings. Such costs are deferred and amortized generally by the straight-line method over the life of the underlying borrowings. In case the amount is repaid before maturity, the related unamortized amount is written off in the statement of operations. The Company amortized $91,552 and $6,853 of deferred financing costs for the years ended December 31, 2006 and 2005, respectively.

(s) Recently Issued Accounting Pronouncements Affecting The Company:

Statement of Financial Accounting Standard 154, Accounting Changes and Error Corrections (“SFAS 154”)

In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 (Accounting Changes) and FASB No. 3 (Reporting Accounting Changes in Interim Financial Statements), that changes requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This statement carries forward without change, the guidance contained in APB No. 20 for reporting the correction of an error and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement had no effect on the Company’s consolidated financial statements.

Statement of Financial Accounting Standard 157, Fair Value Measurements (“SFAS 157”)

In September 2006, the Financial Accounting Standard Board issued a standard that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company does not believe that the adoption of this standard will have a material effect on its financial statements.

SEC Staff Accounting Bulletin 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings.

Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. We are required to adopt FIN 48 effective January 1, 2007, although early adoption is permitted. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

FSP FAS 123(R)-5, Amendment of FASB Staff Position FAS 123(R)-1

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. We will evaluate whether the adoption will have any impact on your financial statements.

(t) Reclassifications:

Prior year amounts have been reclassified to make them comparative with the current year’s presentation.

NOTE 3 - EMPLOYEE STOCK COMPENSATION

The Company’s 2004 Stock Plan (the “Plan”), which is shareholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of Common Stock as stock compensation. All stock options under the 2004 Stock Plan are granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a three-year period and generally expire 5 years from the grant date. Additionally, the Company grants options and shares to its employees outside the Plan.

Accounting for Employee Awards:

Effective January 1, 2006, the Company’s Plan and options granted outside of the Plan are accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between FAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of FAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123(R) are to be applied to new awards and to outstanding awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

As a result of the adoption of FAS 123(R), the Company’s results for the year ended December 31, 2006 include share-based compensation expense totaling $665,639 which has been included in the general and administrative expenses line item. No income tax benefit has been recognized in the income statement for share-based compensation arrangements as the Company has provided a 100% valuation allowance on its’ net deferred tax asset. A total of $311,204 of stock compensation expense for employee options was recorded under APB No. 25 in the Consolidated Statements of Operations for the year ended December 31, 2005.

Stock option compensation expense in fiscal 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award. The Company has not adjusted the expense by estimated forfeitures, as required by FAS 123(R) for employee options, since the forfeiture rate based upon historical data was determined to be immaterial.

The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. During the year ending December 31, 2006, the assumptions made in calculating the fair values of options are as follows:

For the Year ended December 31, 2006
Expected term (in years)	5
Expected volatility	88.83% - 99.55%
Expected dividend yield	0%
Risk-free interest rate	4.34% - 5.25%

Accounting for Non-employee Awards:

The Company previously accounted for options granted to its non-employee consultants using the fair value cost in accordance with FAS 123 and EITF No. 96-18. The adoption of FAS 123(R) and SAB 107 as of January 1, 2006, had no material impact on the accounting for non-employee awards. The Company continues to utilize the additional guidance set forth in EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees” (“EITF 96-18”).

Stock compensation expense related to non-employee options was approximately $28,000 and $4,000 for the years ended December 31, 2006, and 2005, respectively. These amounts are included in the Consolidated Statements of Operations within the general and administrative expenses line item.

Pro Forma Information under SFAS No. 123 for Periods Prior to Adoption of FAS 123 (R):

The following table illustrates the effect on net income and earnings per share as if the fair value recognition provisions of FAS No. 123 had been applied to all outstanding and unvested awards in the prior year.

For the Year ended December 31, 2005
Net loss attributable to common stockholders, as reported	$(3,780,325)
Add: Stock-based compensation included in reported net loss	311,204
Deduct: Total stock based compensation expense determined under the fair value based method for all awards (no tax effect)	(205,215)
Pro forma net loss attributable to common stockholders	$(3,674,336)
Net loss per share:
Basic and diluted loss per share - as reported	($0.12)
Basic and diluted loss per share - pro forma	($0.11)

The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The assumptions made in calculating the fair values of options are as follows:

For the Year ended December 31, 2005
Expected term (in years)	5
Expected volatility	99.88% - 112.67%
Expected dividend yield	0%
Risk-free interest rate	3.890% - 4.66%

There were 2,280,000 and 6,020,000 employee stock options granted in the years ended December 31, 2006 and 2005, respectively. The following table represents our stock options granted, exercised, and forfeited during 2006 and 2005.

Stock Options	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2005	2,245,590	$0.46
Granted	6,120,000	$0.36
Exercised	(35,000)	$0.47
Forfeited/expired	(7,500)	$0.70
Outstanding at December 31, 2005	8,323,090	$0.38
Granted	2,280,000	$0.35
Exercised	-	-
Forfeited/expired	(883,090)	$0.43
Outstanding at December 31, 2006	9,720,000	$0.32	3.299	$365,000
Exercisable at December 31, 2006	5,753,333	$0.27	3.150	$248,333

The fair value of the 2,280,000 employee stock options granted in the year ended December 31, 2006 was $594,200. As of December 31, 2006, there was $871,227 of unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 2.0 years.

NOTE 4 - ACQUISTION OF E-TOP-PICS, INC.

SearchHelp, Inc. completed its acquisition of E-Top-Pics, Inc. (“ETP”) pursuant to the terms of a Stock Purchase Agreement dated as of June 8, 2005. SearchHelp acquired 100% of the capital stock of E-Top-Pics, Inc. in exchange for 4 million shares of SearchHelp restricted common stock for an aggregate purchase price of $1 million which was the aggregate fair value of 4 million shares at $0.25 per share. Including approximately $79,000 for accounting and legal expenses directly related to the acquisition, the total purchase price was approximately $1,079,000. The business combination has been accounted for as a purchase in accordance with SFAS No. 141 allocating the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The allocation resulted in recording intangibles of $633,500 and goodwill of $536,081. For the years ended December 31, 2006 and 2005, amortization expense of $64,933 and $41,135 was charged, respectively.

The following unaudited pro forma financial information for the year ended December 31, 2005 presents the combined results of operations of the Company and ETP as if the acquisition had occurred at January 1, 2005, the date of the earliest period presented. The pro forma results presented below for 2005 combine the results of the Company for 2005 and historical results of ETP from January 1, 2005 through December 31, 2005. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial condition that would have been reported had the acquisition been completed as of the beginning of the periods presented and should not be taken as indicative of the Company’s future consolidated results of operations.

For the Year Ended December 31 2005,
Revenues	$2,169,953
Net Loss	(3,739,587)
Loss per share - basic and diluted	$(0.12)

The number of common shares outstanding used to calculate pro forma earnings per share have been adjusted to include the 4 million shares issued in the acquisition of ETP, as if these shares had been outstanding as of the beginning of the earliest period presented.

NOTE 5 - ACQUISTION OF AMBER ALERT INC.

On November 4, 2005, the Company concluded an exchange agreement with Amber Alert Agent, Inc., (“AAA”) and the former stockholders of AAA. The Company issued 1,500,000 restricted shares of its common stock in exchange for 100% of AAA capital stock. The stock is being held in escrow until the delivery of the product and services are made to the Company (see Note 17a). The Company has accounted for this transaction as an asset acquisition valued at $375,000 ($0.25 x 1,500,000 shares), and has reflected the consideration under software development costs on the balance sheet. In addition, the Company has reserved an aggregate of 51,000 shares for future issuance to the former stockholders of AAA as non-compete consideration. AAA was inactive during the years ended December 31, 2006 and 2005.

NOTE 6 - PROPERTY AND EQUIPMENT.

The following is a summary of property and equipment, at cost less accumulated depreciation, at December 31:

	2006	2005
Furniture and fixtures	$3,780	$3,780
Data processing equipment	96,718	-
Telecommunication equipment	21,262	-
Purchased software	2,395	-
	124,155	3,780
Less: accumulated depreciation	(15,648)	(2,497)
	$108,507	$1,283

Depreciation charged to operations amounted to $13,150 and $453 for the years ended December 31, 2006 and 2005, respectively. Property and equipment include gross assets acquired under capital leases of $87,098 at December 31, 2006. Capital leases are included as a component of data processing equipment. Amortization of assets under capital leases is included in depreciation expense.

NOTE 7 - NOTES PAYABLE - BANK.

The Company has a $50,000 revolving line of credit and a $5,000 overdraft privilege with a bank. At December 31, 2006 and 2005, $49,697 and $50,000 of the line has been utilized, respectively. At December 31, 2006, $5,000 of the overdraft privilege has also been utilized. Interest on borrowings is charged at 2.25% above the bank’s prevailing prime rate (10.50% at December 31, 2006 and 9.38% at December 31, 2005). Interest of $3,778 and $4,274 was charged to operations for the years ended December 31, 2006 and 2005, respectively. The debt is guaranteed personally by the CEO of the Company and is collateralized by marketable securities owned by him which had a fair market value of approximately $36,000 at December 31, 2006.

NOTE 8 - NOTE PAYABLE - EQUIPMENT

On July 12, 2006, the Company entered into a secured loan agreement with GE Commercial Finance for the purchase of $21,262 of communications equipment related to the Company’s corporate office space. This loan has a five-year term with monthly payments of $433 including interest at the rate of 8.15% per annum and is secured by the equipment purchased. The outstanding balance at December 31, 2006 was $19,801 of which $3,690 is included in current liabilities. Future principal payments under the secured loan payable as of December 31, 2006 for each of the next five years are $3,690, $4,002, $4,340, $4,708 and $3,354, respectively.

NOTE 9 - OBLIGATIONS UNDER CAPITAL LEASE

On July 17, 2006 the Company entered into an equipment lease agreement with Citicorp Vendor Finance for the purchase of $87,098 of computer equipment related to the Company’s products. The lease has a five-year term and a $1 purchase option. The Company is accounting for this obligation as a capital lease. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated useful lives. Depreciation for assets under capital leases amounted to $7,984 and is included in depreciation expense for the year ended December 31, 2006.

The following is a summary of assets held under capital leases:

December 31, 2006
Data processing equipment, servers and routers	$87,098
Less: Accumulated depreciation	(7,984)
$79,114

Minimum future lease payments under the capital lease as of December 31, 2006 for each of the next five years and in the aggregate are:

Year ending	Amount
December 31, 2007	$21,322
December 31, 2008	21,322
December 31, 2009	21,322
December 31, 2010	21,322
December 31, 2011	12,438
Total minimum lease payments	97,726
Less: Amount representing interest	(16,608)
Present value of net minimum lease payments	81,118
Less: current portion	(15,189)
Long term portion	$65,929

NOTE 10 - 10% CONVERTIBLE NOTES PAYABLE

On July 12, 2005, the Company began a private placement to accredited investors of units (“Units”) consisting of (a) a 10% convertible note and (b) warrants to purchase 10,000 shares of common stock, exercisable at $0.50 per share, for $10,000 per Unit. The convertible notes mature in two years from the date of issue, if not converted earlier. The Notes are currently convertible at any time at the option of the holder into Common Stock at the conversion rate of $0.40 per share. The Company closed this offering on December 8, 2005 and began a new offering on December 19, 2005, offering the same securities on substantially the same terms as the prior offering, except for an exclusive placement agent provision for 45 days and a change in the fee structure (instead of 10% commission the placement agent received 8% commission and placement warrants). The Company raised a gross amount of $623,000 for the year ended December 31, 2005 from the combined offerings. The Company allocated the proceeds received between the debt and the warrant based upon their relative fair values. The warrant value was $87,950. The resulting discount is accreted over a two year period, the life of the note, using the effective interest method. If the debt is converted earlier than the maturity date, the unamortized amount will be charged to operations at that time. When comparing the fair value of the notes to the note value there was a beneficial conversion feature of $213,119. The resulting discount was amortized using the straight line method to January 31, 2006, which was the earliest date at which conversion could occur. For the year ended December 31, 2005, an aggregate of $175,736 was charged to interest expense.

For the year ended December 31, 2006, the Company raised a gross amount of $2,272,000 from the unit offering. The warrant value was $599,380 and was recorded as a discount to the notes. A total amount of $246,163 was accreted as interest expense during the year ended December 31, 2006. When comparing the fair value of the notes to the note value there was a beneficial conversion feature of $589,319. This amount was recorded as a discount to the notes and is accreted over the two year life of the note using the effective interest method. For the year ended December 31, 2006, an aggregate of $253,624 was charged to interest expense which included $49,204 of unamortized beneficial conversion from December 31, 2005.

As reflected on the balance sheet at December 31, 2006 and December 31, 2005, the note value, net of discount, was $2,080,758 and $497,667, respectively.

Future principal payments under the 10% convertible notes payable as of December 31, 2006 for each of the next two years and in the aggregate are:

Year ending	Amount
December 31, 2007	$623,000
December 31, 2008	2,272,000
Total principal payments	2,895,000
Less discount	(814,242)
Total, net of discount	2,080,758
Less current portion	590,118
Long term portion	$1,490,640

NOTE 11 - SHORT TERM BRIDGE NOTES PAYABLE

On October 31, 2006 the Company began a private placement to accredited investors of 10% short term promissory notes. These notes are payable the earlier of one year from the issue date or when the Company raises $1,000,000 in its next qualified financing as defined. The notes bear an interest rate of 10% per annum, payable at the end of the term and the holders received restricted shares of the Company’s common stock equal to the face value of their note. Additionally, these notes are secured by a pledge of the Company’s common stock owned by its Chief Executive Officer.

For the year ended December 31, 2006, the Company raised a gross amount of $275,000 from these promissory notes and issued 275,000 restricted shares of the Company’s common stock to the note holders. These shares were valued at the fair market value on the date of each note, less an approximate 10% discount (due to the restriction), for an aggregate total of $81,225 which was recorded as a discount to the notes with a corresponding credit to common stock and additional paid in capital. This discount is accreted over the one year life of the note using the straight line method. For the year ending December 31, 2006, an aggregate of $10,500 was charged to interest expense.

In February 2007, subsequent to the balance sheet date, the Company raised an additional $10,000 from 10% short term promissory notes. As of April 5, 2007, a total of $210,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

NOTE 12 - DUE TO/FROM STOCKHOLDERS AND AFFILIATES

(a) Due to stockholders

At December 31, 2006 and December 31, 2005, the Company was indebted to its CEO, William Bozsnyak, in the amounts of $617,500 and $754,500, respectively, for working capital advances made to the Company. For the year ended December 31, 2006 and 2005, interest expense was charged in the amounts of $62,280 and $37,511 respectively. On March 10, 2006, Mr. Bozsnyak converted $180,000 of loans into 600,000 restricted shares of the Company’s common stock. The interest rate used in this calculation is the same interest rate paid to the Company’s short term lender under the revolving line of credit described in Note 7. At December 31, 2006, $107,792 in accrued interest was due to Mr. Bozsnyak.

At December 31, 2005, $87,639 was owed for unpaid salaries to Mr. Bozsnyak and Debbie Seaman, the Company’s former President. On December 31, 2006, Mr. Bozsnyak and Ms. Seaman waived any and all claims.

The Company also owed Mr. Bozsnyak $6,917 and $39,481 as of December 31, 2006 and December 31, 2005, respectively, for travel expenses and online advertising incurred on behalf of the Company. Additionally, at December 31, 2006, Brian O’Connor, a shareholder and director, is owed $1,367 for travel expenses incurred on behalf of the Company. The Company owed Joseph Carrizzo, a shareholder and former President and director of the Company $1,128 for unreimbursed expenses at December 31, 2005. The Company’s former securities counsel, a shareholder, is owed $ 13,976 at December 31, 2005 for unpaid legal services.

At December 31, 2006, $108,415 was owed for unpaid salaries and accrued vacation to Mr. Bozsnyak, Mr. Carrizzo and Mr. O’Connor. An additional $50,000 was owed to Mr. Carrizzo for bonuses earned in connection with certain liquidity milestones being met.

At December 31, 2006 and December 31, 2005, the Company owed $3,500 and $2,775, respectively, to the chairman of the audit and compensation committees, who is a shareholder.

(b) Due to affiliates

The President of ETP has a minority interest in three affiliated companies. Based upon cash flow needs, there are loans made to and/or from one of these affiliates as well as from the President of ETP directly. As of December 31, 2006 and December 31, 2005, the Company owed one of these affiliates $59,657 and $61,257, respectively.

(c) Due from affiliate

The Company outsourced the management of ETP’s sky box at Fenway Park to an entity in which the President of ETP is a minority shareholder. As of December 31, 2006 and December 31, 2005, this entity owed the Company $37,955, which has been fully reserved as uncollectible. This license agreement expired on December 31, 2005 and was not renewed.

NOTE 13 - ECONOMIC DEPENDENCY

The Company sells its products through distributors to major retailers throughout the United States. At December 31, 2006, two customers, each of which accounted for more than 10% of the Company’s accounts receivable, accounted for 67% of total accounts receivable in the aggregate. At December 31, 2005, one customer accounted for 92% of total accounts receivable. The Company maintains adequate reserves for potential credit losses and such losses have been minimal and within management’s estimates.

In 2006, the four largest customers, each of which accounted for more than 10% of the Company’s sales, accounted for 71% of total sales in the aggregate. In 2005, the single largest customer accounted for 89% of sales.

In 2006, the Company, for reasons of convenience, consistency and economy of scale, purchased its entire inventory from one vendor. This risk is mitigated to a great extent by the extensive availability of similar vendors at competitive prices throughout the United States.

NOTE 14 - LICENSING AGREEMENTS WITH FUJI PHOTO USA

On September 27, 2005, the Company’s wholly owned subsidiary ETP, signed a supply agreement with Fuji Photo Film, USA, Inc. (“Fuji”) to purchase Instax film and cameras. The contract term was for two years. ETP was obligated to purchase 1.8 million packs of film and 180,000 cameras during the first year of the agreement. ETP was obligated to purchase 4.3 million packs of film and 430,000 Instax cameras by December 31, 2007. This agreement could be terminated by either party prior to the expiration date by written notice.

Early in 2006, ETP determined that the pricing structure under the September 27, 2005 agreement was uneconomical under current market conditions for ETP to perform its obligations as originally agreed. The agreement contemplated that this situation might occur and provided certain options to the parties, including a renegotiation of the pricing terms or possible early termination of the agreement. Representatives of ETP met with Fuji in March 2006, to begin such negotiations. After several months of discussions with Fuji concerning the pricing of the imaging products to be supplied under the agreement, the parties were unable to agree on mutually acceptable pricing for such products. ETP submitted a notice of termination that became final on July 14, 2006.

The termination of the Supply Agreement means that ETP will not be required to meet the minimum purchase quantities specified in the agreement, but ETP is obligated by the terms of the agreement to consummate the purchase of products ordered prior to termination. ETP and Fuji are continuing their discussions concerning the disposition of such products. Management believes that these discussions will result in pricing terms that will enable ETP to liquidate the inventory without having a material adverse effect on the Company’s financial statements.

NOTE 15 - INCOME TAXES

The tax effect of the temporary differences that give rise to deferred tax assets are presented below:

	Year Ended December 31,
	2006	2005
Deferred Tax Assets:

Accounts Receivable	$20,400	$14,800
Option Expense	439,800	169,600
Net Operating Losses	3,784,600	2,521,400
Valuation Allowances	(4,244,800)	(2,705,800)

Net Deferred Tax Asset	$0	$0

At December 31, 2006 and 2005, a 100% valuation allowance was recorded to reduce the Company’s net deferred tax asset to $0. The Company could not determine that it was more likely than not that the deferred tax asset resulting from net operating loss carryforwards would be realized.

The Company has generated net operating loss carryforwards aggregating approximately $9,700,000 at December 31, 2006 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire at various dates through 2026.

A reconciliation of the difference between the expected tax rate using the statutory federal tax rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2006	2005
U.S Federal income tax statutory rate	34.0%	34.0%
State income tax, net of federal income tax benefit	5.0%	5.0%
Deferred tax asset allowance	(39.0)%	(39.0)%
Effective tax rate	(0.0)%	(0.0)%

NOTE 16 - EQUITY TRANSACTIONS.

In April 2005, management disbanded the Advisory Board due to inactivity. As a result 90,000 shares of common stock were returned to the transfer agent. In April 2005, an entry was made to operations crediting Advisory Board consulting for $45,500 with a corresponding debit to additional paid-in capital. On April 1, 2005, an additional entry was made to operations crediting Advisory Board consulting for of $18,688 with a corresponding debit to additional paid-in capital.

On April 12, 2005, the Company issued 200,000 restricted common shares to a Director, who also serves as the chairman of the audit and compensation committees. These shares were valued at the fair market value on the date of grant $0.25. $50,000 was charged to operations with a corresponding entry to additional paid in capital.

On May 10, 2005, the Company, through a private sale, sold 860,000 restricted common shares at a purchase price of $.25 per share and received net proceeds of $215,000.

On June 8, 2005, the Company issued 4 million shares of restricted common stock, pursuant to the terms of a Stock Purchase Agreement, for its acquisition of ETP. The Company recorded a fair value of the purchase of $1 million which was the aggregate fair value of 4 million shares at $0.25 per share.

On June 15, 2005, the Company hired a public relations firm to provide services. The firm was paid $500 and issued 130,000 shares of the Company’s restricted common stock. The Company recorded this restricted stock transaction at a value of $40,325, using the Black Scholes valuation method. The Company recorded this as a prepayment and amortized the expense over the contract life of one year.

On October 25, 2005, BNC exercised its warrant for 1,725,000 shares of the Company’s common stock on a cashless basis at an exercise price of $0.12 per share and the Company issued 1,097,727 shares of common stock.

On November 4, 2005, the Company issued 1.5 million shares of common stock for the acquisition of Amber Alert Agent, Inc. The Company recorded $375,000 for the fair value of the asset purchase which was the aggregate fair value of 1.5 million shares at $0.25 per share. The stock is being held in escrow until completion of certain deliverables under the contract is achieved. (see Note 17a)

On November 21, 2005, a transferee from ECT exercised ECT’s warrant for 575,000 shares of the Company’s common stock on a cashless basis for an exercise price of $0.03 per share and, as a result, the Company issued 539,796 shares of common stock.

On December 2, 2005, the Company issued Summit Trading Inc., an investor relations company, 300,000 restricted shares of SearchHelp common stock as part of a settlement agreement. The market value of the stock was $0.40 on the date of issuance. Operations were charged $24,000 as calculated using the Black Scholes valuation method.

On March 6, 2006, the Company issued 17,483 restricted common shares to a legal firm in exchange for services. These shares were valued at the fair market value of $0.55, less an approximate 10% discount (due to the restriction) or at $0.495 per share. A total of $8,653 was charged to operations with a corresponding credit to additional paid in capital.

On March 10, 2006, the Company issued 600,000 restricted common shares to the CEO in satisfaction of loans made to the Company of $180,000. These shares were valued at the fair market value of $0.45, less an approximate 33% discount (due to the restriction) or at $0.30 per share. An entry was made to reduce loans payable to shareholder for $180,000 with a corresponding credit to common stock and additional paid in capital.

On April 7, 2006, the Company issued 38,366 restricted common shares to a legal firm in exchange for services. These shares were valued at the fair market value of $0.45, less an approximate 10% discount (due to the restriction) or at $0.405 per share. A total of $15,538 was charged to operations with a corresponding credit to additional paid in capital.

On May 5, 2006, the Company issued 5,608 restricted common shares to a legal firm in exchange for services. These shares were valued at the fair market value of $0.40, less an approximate 10% discount (due to the restriction) or at $0.36 per share. A total of $2,019 was charged to operations with a corresponding credit to additional paid in capital.

On June 6, 2006, the Company issued 20,295 restricted common shares to a legal firm in exchange for services. These shares were valued at the fair market value of $0.40, less an approximate 10% discount (due to the restriction) or at $0.36 per share. A total of $7,306 was charged to operations with a corresponding credit to additional paid in capital.

On July 31, 2006, the Company issued 7,959 restricted common shares to a legal firm in exchange for services. Of these, 3,306 shares were valued at the fair market value of $0.36, less an approximate 10% discount (due to the restriction) or at $0.33 per share. The remaining 4,653 of these shares were valued at the fair market value of $0.44, less an approximate 10% discount (due to the restriction) or at $0.40 per share. A total of $2,953 was charged to operations with a corresponding credit to additional paid in capital.

On August 25, 2006, the Company issued 50,000 restricted common shares to a marketing firm in exchange for services. These shares were valued at the fair market value of $0.36, less an approximate 10% discount (due to the restriction) or at $0.33 per share. A total of $16,500 was charged to operations with a corresponding credit to additional paid in capital.

On October 4, 2006, the Company issued 26,847 shares of the Company’s restricted common stock as payment in kind for interest due for the month of September 2006 on the Company’s 10% convertible notes.

On October 31, 2006, the Company issued 25,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.36, less an approximate 10% discount (due to the restriction) or at $0.32 per share. A total of $8,100 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

On November 2, 2006, the Company issued 100,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.37, less an approximate 10% discount (due to the restriction) or at $0.33 per share. A total of $33,300 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

On November 8, 2006, the Company issued 50,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.33, less an approximate 10% discount (due to the restriction) or at $0.30 per share. A total of $14,850 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

On November 15, 2006, the Company issued 25,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.30, less an approximate 10% discount (due to the restriction) or at $0.27 per share. A total of $6,750 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

On November 16, 2006, the Company issued 37,000 shares of the Company’s restricted common stock as payment in kind for interest due for the month of October 2006 on the Company’s 10% convertible notes

On December 6, 2006, the Company issued 45,122 shares of the Company’s restricted common stock as payment in kind for interest due for the month of November 2006 on the Company’s 10% convertible notes.

On December 27, 2006, the Company issued 6,400 restricted common shares to a marketing firm in exchange for services. These shares were valued at the fair market value of $0.28, less an approximate 10% discount (due to the restriction) or at $0.25 per share. A total of $1,600 was charged to operations with a corresponding credit to additional paid in capital.

On December 29, 2006, the Company issued 75,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.27, less an approximate 10% discount (due to the restriction) or at $0.24 per share. A total of $18,225 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

Warrants:
During 2003, as part of its initial sale of its securities to the public, the Company sold Class A warrants, exercisable for five years, to acquire 2,474,000 common shares at $0.75 per share and Class B warrants, exercisable for seven years, to acquire 2,474,000 common shares at $1.75 per share. As additional compensation to the placement agent who placed the Company’s securities, the agent and its designees received rights to acquire 247,000 units of the Company’s securities for $0.985 each for five years. Each unit is comprised of one share of common stock, a warrant to acquire one share of common stock at $0.985 and another warrant to acquire a common share at $2.285 per share. Warrants to acquire 172,800 shares of the Company’s common stock at $0.30 per share were issued to a placement agent exercisable for five years as part of his compensation for his services in the Company’s private placement of its securities in 2004.

On May 2, 2006, a warrant was issued to an executive recruiter to acquire 40,244 shares of the Company’s common stock at $0.41 per share exercisable for five years as part of the compensation for services rendered in connection with the Company’s recruitment efforts. These shares were valued by using the fair value of goods or services received. A total of $16,500 was charged to operations with a corresponding credit to additional paid in capital.

On May 23, 2006, a warrant was issued to a placement agent to acquire 85,400 common shares at $0.50 per share exercisable for three years as part of the compensation for services rendered in the Company’s private placement of its securities in the December 19, 2005 private placement. A total of $19,642, the fair value of warrant at the date of issue, was capitalized as deferred financing costs with a corresponding credit to additional paid in capital. This amount is being accreted over the remaining life of the notes associated with the placement agent using the straight line method. For the year ending December 31, 2006, an aggregate of $7,366 was charged to amortization expense.

On December 29, 2006, a warrant was issued to an individual to acquire 200,000 shares of the Company’s common stock at $0.27 per share exercisable for five years as part of the compensation for services rendered in connection providing access and introductions to various retail channels for the Company’s products. A total of $32,000, the fair value of warrant at the date of issue, was charged to operations with a corresponding credit to additional paid in capital.

For the year ended December 31, 2006, no warrants were exercised.

NOTE 17 - COMMITMENTS AND CONTINGENCIES.

(a) Legal Proceedings

AmberAlertAgent Development Company, LLC

On February 20, 2007, subsequent to the balance sheet date, SearchHelp was served with a complaint that was filed in the Superior Court of California in San Diego County on February 8, 2007, entitled AmberAlertAgent Development Co., LLC, a California Limited Liability Company; Perkins, Brinson, Ho, LLC, a California Limited Liability Company; Philip Dizon, an individual; Edward Sullivan, an individual; Gil Amelio, an individual; Richard A. Weintraub, an individual; Carl Perkins, an individual; and Duane Brinson, an individual v. Searchhelp, Inc., a Delaware Corporation; and Does 1-20. The claims against the Company arise out of an Exchange Agreement entered into between AmberAlertAgent, Inc. (“AAA”), certain of the plaintiffs and the Company pursuant to which the Company purchased all the issued and outstanding shares of AAA in exchange for 1.5 million shares in the Company. The shares in the Company acquired by the plaintiffs were to be held in escrow until plaintiffs completed the development of software, and provided certain other services, as set forth in a Consulting Agreement between plaintiffs and the Company.

In their Complaint, plaintiffs allege that they have performed all services required to be performed by the parties’ agreements, including the development of the software described in the Consulting Agreement. The Complaint seeks (i) a declaratory judgment that plaintiffs have performed their obligations under the parties’ agreements and are entitled to the release of their shares in the Company from escrow, (ii) an accounting of the profits of the Company and the payment of any amounts due as determined by such an accounting, which the Complaint alleges to be an amount that exceeds $25,000, and (iii) damages, on a quantum meruit claim, in the amount of $330,840, arising out of services purportedly provided by the plaintiffs for which they allegedly were not compensated. The Company disputes each of these claims and, in particular, disputes plaintiffs’ assertion that they have performed the services they were obligated to perform under the parties’ agreements.

The Company contends that the conditions for release of escrow have not been met and that the services were never ordered or required by the Company or the terms of the contract. SearchHelp’s management and legal counsel has reviewed the complaint and the Company believes it to be lacking in merit. Therefore, SearchHelp will defend the litigation vigorously and not only assert any counterclaims it may have, but also seek reimbursement of the costs and fees it incurs in the litigation.

Environmental Commercial Technology Corp.

On February 27, 2006, the Company commenced an action in the Supreme Court of the State of New York, New York County, against Environmental Commercial Technology Corp. (“ECT”) and BioNeutral Laboratories Corporation USA (“BNC”), the parent company of ECT. The lawsuit sought remedies in connection with a Participation Agreement entered into between the Company and ECT on February 3, 2004 and a related Settlement Agreement between the Company and BNC on October 20, 2005. The complaint alleged that BNC and ECT failed to perform their obligations to develop a certain mold-remediation compound that was the subject of the Participation Agreement and to make such compound marketable by registering it with the United States Environmental Protection Agency (“EPA”).

At December 31, 2005, the Company was unsatisfied with the information from BNC relating to the status of the application of the compound with the EPA or any sales projections for the product. Management concluded that the value of the license was 100% impaired. Based on this conclusion, the Company charged 2005 operations for $1,750,000 for 100% impairment of the ECT License that had been carried as an asset. In conjunction with this, on February 27, 2006, SearchHelp commenced an action in the Supreme Court of the State of New York, New York County, against ECT and BNC. The lawsuit seeks remedies in connection with the Participation Agreement and related Settlement Agreement. The complaint alleges that BNC and ECT failed to perform their obligations to develop the compound and to make such compound marketable by registering it with the EPA.

On July 14, 2006 the Company executed a Settlement Agreement (the “2006 Settlement Agreement”) with BNC and ECT that clarified certain terms and conditions pertaining to the Participation Agreement and the related Settlement Agreement that resolved the lawsuit.

Pursuant to the 2006 Settlement Agreement, the Company was relieved of its $100,000 payment obligation to BNC. Instead, BNC will withhold the first $100,000 in participatory interest otherwise due to Company.
Furthermore, the 2006 Settlement Agreement limits the number of shares of the common stock of the Company that BNC may sell in any calendar week until all of the remaining shares have been sold.

(b) Leases

The Company signed a new operating lease beginning July 31, 2006 for its corporate office space located in Syosset, New York. The lease has a term of five years and two months and expires on December 31, 2011. The following is a schedule by year of future minimum rental payments required under the lease agreement:

Year ending	Amount
December 31, 2007	$51,886
December 31, 2008	$53,506
December 31, 2009	$55,182
December 31, 2010	$56,917
December 31, 2011	$43,768

ETP leases office space in Boston, Massachusetts on a month to month basis. The annual rent is $26,970.

Rent expense was $66,557 and $22,270 for the years ended December 31, 2006 and 2005 respectively.

(c) Employment Contracts

On April 26, 2005, Mr. Carrizzo, the Company’s former President, signed a three year employment contract with the Company. Mr. Carrizzo will receive a base salary of $120,000 per year with a 10% increase each year. Mr. Carrizzo was also granted an option to purchase 3,000,000 shares of the Company’s stock at a purchase price of $.30 per share. These options were valued at the fair market value on the date of grant. These options vest fully in three years and have a five year life. As of December 31, 2006, 2,000,000 options were vested. Subsequent to the balance sheet date, Mr. Carrizzo resigned from the Company (see Note 18 to the Notes to the Consolidated Financial Statements).

On May 1, 2005, Mr. Bozsnyak, the Company’s Chairman and Chief Executive Officer, signed a new three year employment contract with the Company. Mr. Bozsnyak will receive a base salary of $120,000 per year with a 10% increase each year. Mr. Bozsnyak was also granted an option to purchase 1,000,000 shares of the Company’s stock at a purchase price of $.45 per share. These options were valued at the fair market value on the date of grant. These options vest fully in three years and have a five year life. As of December 31, 2006, 666,667 options were vested. On January 29, 2007, subsequent to the balance sheet date, we amended the terms of Mr. Bozsnyak’s employment agreement. Under the terms of the amendment, the term of the employment agreement was extended until December 31, 2009 and beginning on January 1, 2007, Mr. Bozsnyak’s base salary was increased to $250,000 per annum, of which $150,000 is payable in cash and, until such time as we have cash flow in excess of $1 million for two consecutive quarters, $100,000 shall be paid quarterly in options to purchase our common stock.

On June 8, 2005, Mr. O’Connor, the Company’s Chief Operating Officer, signed a three year employment contract with the Company. Mr. O’Connor will receive a base salary of $120,000 per year with a 10% increase each year. Mr. O’Connor was also granted an option to purchase 1,000,000 shares of the Company’s stock at a purchase price of $.49 per share. These options were valued at the fair market value on the date of grant. These options vest fully in three years and have a five year life. As of December 31, 2006, 666,667 options were vested.

On May 2, 2006, John Caruso was appointed Chief Financial Officer of the Company pursuant to the terms of a three year employment agreement. Mr. Caruso will receive a base salary of $132,000 per year with a minimum of 5% increase each year. Mr. Caruso was also granted an option to purchase 900,000 shares of the Company’s common stock at a purchase price of $0.38 per share. These options were valued at the fair market value on the date of grant. These options vest over a three-year period and have a five-year life. As of December 31, 2006, 180,000 options were vested.

NOTE 18 - SUBSEQUENT EVENTS

In February 2007, the Company sold an aggregate of 400,763 shares of its Series A Preferred Stock and warrants to purchase an aggregate of 1,001,908 shares of the Company’s common stock, $0.0001 par value, at an exercise price of $.26 per share, receiving proceeds totaling $1,050,000. Each share of Series A Preferred Stock has a stated value equal to $2.62 and will accumulate dividends at a rate of 7% on the Stated Value for each share when, as and if declared by the Board of Directors of the Company. Holders of the Series A Preferred Stock have the right, at any time and from time to time, to convert some or all such shares into fully paid and non-assessable shares of Common Stock of the Company at the rate of 10 shares of Common Stock for every one share of Series A Preferred Stock.

In February 2007, the Company raised an additional $10,000 from 10% short term promissory notes. As of April 5, 2007, a total of $210,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

On February 20, 2007, SearchHelp was served with a complaint that was filed in the Superior Court of California in San Diego County on February 8, 2007 (see Note 17 to the Notes to the Consolidated Financial Statements).

Subsequent to the balance sheet date, Joseph Carrizzo resigned as the Company’s President and a director. The Company attempted to negotiate the terms of a separation agreement with Mr. Carrizzo. On March 20, 2007, the Company received a letter from Mr. Carrizzo in which he formally advised the Company that he was terminating his employment as a result of the Company’s alleged material breach of his employment agreement. The Company contends that Mr. Carrizzo voluntarily terminated his employment with the Company.

Although no legal proceeding has been commenced, on March 20, 2007 and on March 29, 2007, the Company received correspondence from counsel to Mr. Carrizzo alleging that Mr. Carrizzo was entitled to severance payments and threatening litigation if such payments were not received. Counsel for Mr. Carrizzo alleged that the Company was in material breach of the employment agreement because of its failure or inability to pay compensation and benefits when due to Mr. Carrizzo, its constructive termination of Mr. Carrizzo’s employment by changing the nature of his duties, its termination of Mr. Carrizzo’s employment without good cause and other failures or refusals to comply with a material term of the employment agreement.

The Company contends that Mr. Carrizzo voluntarily terminated his employment with the Company and is therefore not entitled to any compensation other than accrued and unpaid compensation and benefits through the date of resignation. The Company’s management believes that the Company has substantial defenses to any action that Mr. Carrizzo may commence. . While the Company will continue to negotiate an amicable separation with Mr. Carrizzo, the Company will vigorously defend any litigation which is commenced and evaluate what, if any, counterclaims should be asserted against Mr. Carrizzo.

NOTE 19 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company’s quarterly financial data for the years ended December 31, 2006 and 2006 follow below.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
December 31, 2006:
Net loss	$(1,010,960)	$(923,311)	$(972,464)	$(1,044,371)
Loss per share	$(.03)	$(.02)	$(.03)	$(0.03)
Shares used in computation	37,174,273	37,684,257	37,729,150	37,939,780
December 31, 2005:
Net loss	$(292,517)	$(648,230)	$(978,785)	$(1,860,793)
Loss per share	$(.01)	$(.02)	$(.03)	$(0.06)
Shares used in computation	26,801,275	29,255,420	30,714,484	31,957,036

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash	$5,331	$129,435
Accounts receivable less allowance for doubtful accounts of $52,395	532,055	250,085
Inventories	153,690	190,637
Prepaid expenses	75,066	17,897
Total current assets	766,142	588,054
Property and equipment - net	169,017	108,507
Other assets:
Software development costs, less accumulated amortization of $869,927 and $691,103 , respectively	323,238	502,063
Amortizable intangible assets, less accumulated amortization of $154,768 and $106,068, respectively	478,732	527,432
Deferred finance costs, less amortization of $231,882 and $91,552, respectively	66,458	199,934
Goodwill	536,081	536,081
Security deposit	13,454	13,454
Total other assets	1,417,963	1,778,964
Total assets	$2,353,122	$2,475,525

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

	September 30,	December 31,
	2007	2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Note payable - bank	$54,697	$54,697
Current portion of long term debt and capital leases	41,860	18,879
Current portion of 10% convertible notes payable - net of discount of $315,111 and $32,882, respectively	2,464,889	590,118
Short term bridge notes payable - net of discount of $3,038 and $70,725, respectively	46,962	204,275
Due to stockholders	396,218	895,491
Due to affiliates	48,343	59,657
Deferred revenue	184,438	48,832
Accounts payable	497,191	269,713
Accrued expenses	63,115	202,977
Total current liabilities	3,797,713	2,344,639
Other liabilities:
10% convertible notes payable - net of discount of $3,233 and $781,360, respectively, net of current portion	21,767	1,490,640
Obligations under capital lease, net of current portion	103,840	65,929
Note payable - equipment, net of current portion	13,435	16,111
Deferred rent	9,443	8,438
Total liabilities	3,946,198	3,925,757
Stockholders' equity (deficit)
Preferred stock - $.0001 par value, authorized - 25,000,000 shares issued and outstanding - 901,237 and 0, respectively	90 -
Common stock - $.0001 par value, authorized - 250,000,000 shares issued and outstanding - 40,141,074 and 38,152,636 shares, respectively	4,016	3,815
Additional paid-in capital	12,996,505	9,443,982
Accumulated deficit	(14,593,687)	(10,898,029)
Total stockholders' equity (deficit)	(1,593,076)	(1,450,232)
Total liabilities and stockholders' equity (deficit)	$2,353,122	$2,475,525

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Software, net	$276,014	$158,721	$148,252	$109,838
Total Revenues	276,014	158,721	148,252	109,838
Cost of Sales
Software	102,111	55,163	36,058	24,454
Total Cost of Sales	102,111	55,163	36,058	24,454
Gross Profit	173,903	103,558	112,194	85,384
Operating expenses
Selling	266,392	185,012	124,237	58,756
Web site costs	131,684	52,190	48,276	31,084
General and administrative	2,221,295	2,028,101	621,287	604,660
Depreciation and amortization	288,017	236,443	115,863	100,756
Total operating expenses	2,907,388	2,501,746	909,663	795,256
Loss from operations	(2,733,485)	(2,398,188)	(797,469)	(709,872)
Other Expenses (Income)
Interest	810,051	507,305	257,037	212,484
Interest - related party	43,518	47,051	11,827	15,081
Write off of liability per settlement	-	(100,000)	-	-
Other income	(24,871)	(1,289)	(327)	9,375
Amortization of deferred financing costs	133,477	55,480	39,896	25,652
Total other expenses (income)	962,175	508,547	308,433	262,592
Net loss	$(3,695,660)	$(2,906,735)	$(1,105,902)	$(972,464)
Per share data
Loss per share - basic and diluted	$(0.10)	$(0.08)	$(0.03)	$(0.03)
Weighted average number of shares outstanding basic and diluted	38,871,630	37,531,260	39,096,675	37,729,150

See notes to consolidated financial statements

 SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,695,660)	$(2,906,735)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred revenue	135,606	(4,470)
Stock and options issued for services	122,270	89,111
Write off of liability per settlement	-	(100,000)
Stock issued for debt service	130,345	-
Compensatory element of stock options	550,829	500,723
Depreciation	20,596	6,535
Amortization of deferred financing costs	133,477	55,480
Amortization of software development costs	178,825	181,208
Amortization of intangible assets	48,700	48,700
Amortization of beneficial conversion feature	233,910	185,806
Amortization of debt discount	333,546	164,636
Increase (decrease) in cash flows as a result of changes in asset and liability account balances:
Accounts receivable	(281,971)	19,360
Inventories	36,947	(178,483)
Prepaid expenses	(57,167)	64,028
Security deposit	-	(7,299)
Deferred rent	1,005	-
Accounts payable and accrued expenses	87,614	(1,935)
Total adjustments	1,674,532	1,023,400
Net cash used in operating activities	(2,021,128)	(1,883,335)
Cash flows from investing activities:
Equipment purchases	(9,192)	(33,277)
Capitalized software costs Net cash used in investing activities	-	(195,822)
	(9,192)	(229,099)

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from financing activities:
Net borrowings from stockholders	51,227	43,344
Payment of due to affiliates	(11,314)	(1,178)
Proceeds from (payments of) convertible notes payable	(70,000)	2,247,000
Payments of bridge notes payable	(190,000)	-
Proceeds from note payable - equipment	-	21,262
Payments of note payable - equipment	(2,443)	(288)
Payments of capital lease	(11,254)	(2,363)
Payments of notes payable - bank	-	(10,303)
Proceeds from sale of securities	2,150,000	-
Retirement of treasury stock	(10,000)	-
Deferred financing costs	-	(161,119)
Net cash provided by financing activities	1,906,216	2,136,355
Net increase (decrease) in cash	(124,104)	23,921
Cash at beginning of period	129,435	126,975
Cash at end of period	$5,331	$150,896

Supplemental Disclosure of cash flow information:
Cash payment made during the period - Interest	$93,849	$133,550

Supplemental Schedules of Noncash Investing and Financing Activities:
Bridge notes converted into preferred stock	$35,000	$-
Stockholder loans converted to common stock/preferred stock	$550,500	$180,000
Convertible notes converted to common stock	$20,000	$-
Common stock and options issued for services	$122,270	$89,111
Computer equipment under capital lease	$71,914	$87,098
Discount related to note payable - warrant value and beneficial conversion feature	$-	$1,182,527
Issuance of stock for discount related to bridge note payable	$3,870	$-

See notes to consolidated financial statements

SEARCHHELP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

NOTE 1 - PLAN OF ORGANIZATION.

Presentation of Financial Statements:

The business of SearchHelp, Inc. consists principally of the development, sale and distribution of parental control and monitoring software and services and imaging products. SearchHelp, Inc. is organized as a single reporting unit and believes that it operates as a single business. References in this report to “SearchHelp”, the “Company”, “we”, “us” or “our” refers to SearchHelp Inc. and its consolidated subsidiaries.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company incurred net losses of $3,695,660 and $2,906,735 for the nine months ended September 30, 2007 and 2006, respectively. In addition, the Company has negative working capital of $3,031,571 and an accumulated deficit of $14,593,687 at September 30, 2007.

These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. The plan includes, among other things, developing or acquiring parental control products and services and selling these products and services through a well developed retail channel as well as directly on-line and through OEM and affiliate partners.

If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company will need additional financing to continue to operate. As the Company increases sales from its products and services, the Company expects to increase cash flows from operations. The Company has been successful in raising financing from equity and debt transactions. During the nine months ended September 30, 2007, the Company raised $2,150,000 from the private placement of common stock, 7% convertible preferred stock and warrants, and an additional $10,000 from 10% short term promissory notes. A total of $235,000 of the 10% short term promissory notes have been repaid or converted into preferred stock.

The accompanying consolidated financial statements have been prepared, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual report on Form 10-KSB filed on April 11, 2007. The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.

NOTE 2 - SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES:

(a) Earnings Per Share:

The Company utilizes Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic earnings per share is calculated on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation, plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented separately as it is anti-dilutive. Such securities, shown below, presented on a common share equivalent basis and outstanding as of September 30, 2007 and 2006 have been excluded from the per share computations:

	September 30,
	2007	2006
2004 Stock Plan Options	1,450,000	1,720,000
Other Stock Options	8,169,521	8,070,000
Convertible Preferred Stock	9,012,370	-
Convertible Notes Payable	7,012,500	6,962,500
Warrants	13,806,684	8,031,424

(b) Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The Company recognizes revenue in the form of direct non-consignment sales of merchandise when title passes to the customer, typically upon shipment, less an estimated reserve, currently 40%, if return privileges exist. The Company continues to refine its retail strategy, including product placement, pricing, packaging design and product delivery systems. These changes could impact return rates. Accordingly, actual results could differ from those estimates.

(c) Recent Accounting Pronouncements:

Statement of Financial Accounting Standard, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008.

NOTE 3 - EMPLOYEE STOCK COMPENSATION

The Company’s 2004 Stock Plan (the “Plan”), which is shareholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of Common Stock as stock compensation. All stock options under the Plan are granted at the fair market value of the Common Stock at the grant date. Employee stock options generally vest ratably over a three-year period and generally expire 5 years from the grant date. Additionally, the Company grants options and shares to its employees outside the Plan.

Accounting for Employee Awards:
Effective January 1, 2006, the Company’s Plan and options granted outside of the Plan are accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within SEC Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between FAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123(R) are to be applied to new awards and to outstanding awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

As a result of the adoption of FAS 123(R), the Company’s results for the nine months ended September 30, 2007 and 2006 include share-based compensation expense totaling approximately $360,000 and $492,000, respectively, which have been included in the general and administrative expenses line item. No income tax benefit has been recognized in the income statement for share-based compensation arrangements as the Company has provided a 100% valuation allowance on its’ net deferred tax asset.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award. The Company has not adjusted the expense by estimated forfeitures, as required by FAS 123(R) for employee options, since the forfeiture rate based upon historical data was determined to be immaterial.

The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. During the nine months ended September 30, 2007 and 2006, the assumptions made in calculating the fair values of options are as follows:

	For the Nine Months Ended
	September 30, 2007	September 30, 2006
Expected term (in years)	5	5
Expected volatility	86.26% - 89.54%	91.09% - 99.55%
Expected dividend yield	0%	0%
Risk-free interest rate	4.34% - 5.26%	4.34% - 5.25%

Accounting for Non-employee Awards:
The Company previously accounted for options granted to its non-employee consultants using the fair value cost in accordance with FAS 123 and EITF No. 96-18. The adoption of FAS 123(R) and SAB 107 as of January 1, 2006, had no material impact on the accounting for non-employee awards. The Company continues to utilize the additional guidance set forth in EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees” (“EITF 96-18”).

Stock compensation expense related to non-employee options was approximately $59,000 and $8,500 for nine months ended September 30, 2007 and 2006, respectively. These amounts are included in the Consolidated Statements of Operations within the general and administrative expenses line item.

There were 899,521 and 2,030,000 employee stock options granted during the nine months ended September 30, 2007 and 2006, respectively. The following table represents our stock options granted, exercised, and forfeited during the first half of 2007.

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number	Price	Contractual	Intrinsic
Stock Options	of Shares	per Share	Term	Value
Outstanding at January 1, 2007	9,720,000	$0.41
Granted	899,521	0.23
Exercised	-	-
Forfeited/expired	(1,000,000)	0.30
Outstanding at September 30, 2007	9,619,521	$0.41	2.8930	$9,955

Exercisable at September 30, 2007	6,055,833	$0.36	2.7786	$9,955

As of September 30, 2007, there was $512,177 of unrecognized compensation cost, net of estimated forfeitures, related to nonvested stock options, which is expected to be recognized over a weighted average period of approximately 2.0 years.

NOTE 4 - NOTES PAYABLE - BANK.

The Company has a $50,000 revolving line of credit and a $5,000 overdraft privilege with a bank. At September 30, 2007 and December 31, 2006, $49,697 and $49,697 of the line has been utilized, respectively. At September 30, 2007 and December 31, 2006, $5,000 of the overdraft privilege had also been utilized. Interest on borrowings is charged at 2.25% above the bank’s prevailing prime rate (10.50% at September 30, 2007 and 10.50% at December 31, 2006). Interest of $3,028 and $3,042 was charged to operations for the nine months ended September 30, 2007 and 2006, respectively. The debt is guaranteed personally by the CEO of the Company and is collateralized by marketable securities owned by him which had a fair market value of approximately $45,000 at September 30, 2007.

NOTE 5 - 10% CONVERTIBLE NOTES PAYABLE

During 2005 and 2006, the Company raised capital via a private placement to accredited investors of units (“Units”), each Unit consisting of (a) a 10% convertible note with the original principal amount of $10,000 and (b) warrants to purchase 10,000 shares of common stock, exercisable at $0.50 per share, for $10,000 per Unit. The convertible notes mature in two years from the date of issue, if not converted earlier. The Notes are convertible at any time at the option of the holder into Common Stock at the conversion rate of $0.40 per share. The Company raised a gross amount of $2,895,000 from the offerings. The Company allocated the proceeds received between the debt and the warrant based upon their relative fair values. The resulting discount is accreted over a two year period, the life of the note, using the effective interest method. If the debt is converted earlier than the maturity date, the unamortized amount will be charged to operations at that time. When comparing the fair value of the notes to the note value there was a beneficial conversion feature. This amount was recorded as a discount to the notes and is accreted over the two year life of the note using the effective interest method. For the nine months ended September 30, 2007 and 2006, an aggregate of $495,898 and $350,442 was charged to interest expense, respectively.

As reflected on the balance sheet at September 30, 2007 and December 31, 2006, the note value, net of discount, was $2,486,656 and $2,080,758, respectively. As of September 30, 2007, $20,000 principal amount of notes were converted into common stock and $70,000 of principal was paid.

Future principal payments under the 10% convertible notes payable as of September 30, 2007 for each of the next two years and in the aggregate are:

Year ending	Amount
September 30, 2008	$2,780,000
September 30, 2009	25,000
Total principal payments	2,805,000
Less discount	(318,344)
Total, net of discount	2,486,656
Less current portion	2,464,889
Long term portion	$21,767

NOTE 6 - SHORT TERM BRIDGE NOTES PAYABLE

On October 31, 2006 the Company began a private placement to accredited investors of 10% short term promissory notes. These notes are payable the earlier of one year from the issue date or when the Company raises a certain minimum amount in its next qualified financing as defined. The notes bear an interest rate of 10% per annum, payable on maturity and the holders received restricted shares of the Company’s common stock equal to the face value of their note. Additionally, these notes are secured by a pledge of the Company’s common stock owned by its Chief Executive Officer.

As of September 30, 2007, the Company has raised a gross amount of $285,000 from these promissory notes and issued 285,000 restricted shares of the Company’s common stock to the note holders. These shares were valued at the fair market value on the date of each note, less an approximate 10% discount (to give effect to the lack of liquidity for such shares), for an aggregate total of $85,095 which was recorded as a discount to the notes with a corresponding credit to common stock and additional paid in capital. This discount is accreted over the one year life of the note using the straight line method. If the debt is repaid earlier than the maturity date, the unamortized amount will be charged to operations at that time. As of September 30, 2007, a total of $235,000 of the 10% short term promissory notes have been repaid or converted into preferred stock. For the nine months ended September 30, 2007, an aggregate of $71,557 was charged to interest expense.

As reflected on the balance sheet at September 30, 2007 and December 31, 2006, the note value, net of discount, was $46,962 and $204,275, respectively.

NOTE 7 - DUE TO/FROM STOCKHOLDERS

At September 30, 2007 and December 31, 2006, the Company was indebted to its CEO, William Bozsnyak, in the amounts of $45,000 and $617,500, respectively, for working capital advances made to the Company. On August 31, 2007, Mr. Bozsnyak offered to convert $550,500 of working capital loans into 1,196,742 restricted shares of the Company’s common stock and 105,057 shares of the Company’s Convertible Series A Preferred Stock. Subsequent to Board acceptance and approval, on September 7, 2007 the Company issued the repective shares and an entry was made to reduce loans payable to shareholder for $550,500 with a corresponding credit to common stock, preferred stock and additional paid in capital.

For the nine months ended September 30, 2007 and 2006, interest expense was charged in the amounts of $43,518 and $47,051, respectively. The interest rate used in this calculation is the same interest rate paid to the Company’s short term lender under the revolving line of credit described in Note 4, 10.50% at September 30, 2007 and 10.50% at December 31, 2006. At September 30, 2007 and December 31, 2006, $151,310 and $107,792 in accrued interest was due to Mr. Bozsnyak, respectively.

The Company also owed Mr. Bozsnyak $2,171 and $6,917 as of September 30, 2007 and December 31, 2006, respectively, for travel expenses and online advertising incurred on behalf of the Company. Additionally, at December 31, 2006, Brian O’Connor, a shareholder and director, is owed $1,367 for travel expenses incurred on behalf of the Company.

At September 30, 2007 and December 31, 2006, $123,026 and $108,415, respectively, was owed for unpaid salaries and accrued vacation to Mr. Bozsnyak, Joseph Carrizzo, the Company’s former President, and Mr. O’Connor. An additional $50,000 was owed to Mr. Carrizzo at both September 30, 2007 and December 31, 2006 for bonuses earned in connection with certain liquidity milestones being met. A total of $17,045 was owed to Mr. Bozsnyak at September 30, 2007 as equity compensation per his employment agreement.

At September 30, 2007 and December 31, 2006, the Company owed $7,666 and $3,500, respectively, to the chairman of the audit and compensation committees, who is a shareholder.

NOTE 8 - EQUITY TRANSACTIONS.

On January 12, 2007, the Company issued 44,960 shares of the Company’s restricted common stock as payment in kind for interest due for the month of December 2006 on the Company’s 10% convertible notes.

On February 7, 2007 and February 8, 2007, the Company, through a private sale, sold an aggregate of 209,924 shares of its Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 524,810 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $550,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The exercise price of the warrants approximates the net cost of the common stock received after conversion. The fair value of the warrants of $183,684 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $183,684 were recorded against additional paid-in capital.

On February 9, 2007, the Company issued 10,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.43, less an approximate 10% discount (to give effect to the lack of liquidity for such shares) or at $0.39 per share. A total of $3,870 was recorded as a discount to the note and is accreted over the one year life of the note. If the debt is retired earlier than the maturity date, the unamortized amount will be charged to operations at that time.

On February 12, 2007, the Company issued 42,409 shares of the Company’s restricted common stock as payment in kind for interest due for the month of January 2007 on the Company’s 10% convertible notes.

On February 20, 2007, the Company, through a private sale, sold an aggregate of 190,840 shares of Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 477,100 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $500,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The exercise price of the warrants approximates the net cost of the common stock received after conversion. The fair value of the warrants of $147,901 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $147,901 were recorded against additional paid-in capital.

On March 5, 2007, the Company issued 50,000 shares of the Company’s restricted common stock upon the conversion of $20,000 principal amount of the Company’s 10% convertible notes.

On March 8, 2007, the Company issued 29,929 shares of the Company’s restricted common stock as payment in kind for interest due for the month of February 2007 on the Company’s 10% convertible notes.

On March 9, 2007, the Company issued an aggregate of 13,736 shares of its Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 34,340 shares of the Company’s common stock at an exercise price of $.26 per share in satisfaction of short term bridge notes and accrued interest totaling $35,988. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The exercise price of the warrants approximates the net cost of the common stock received after conversion. The fair value of the warrants of $8,928 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $8,928 were recorded against additional paid-in capital.

On April 4, 2007, the Company issued 36,310 shares of the Company’s restricted common stock as payment in kind for interest due for the month of March 2007 on the Company’s 10% convertible notes.

On May 4, 2007, the Company issued 41,317 shares of the Company’s restricted common stock as payment in kind for interest due for the month of April 2007 on the Company’s 10% convertible notes.

On May 17, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock

On June 1, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock

On June 5, 2007, the Company issued 53,401 shares of the Company’s restricted common stock as payment in kind for interest due for the month of May 2007 on the Company’s 10% convertible notes.

On July 5, 2007, the Company issued 62,820 shares of the Company’s restricted common stock as payment in kind for interest due for the month of June 2007 on the Company’s 10% convertible notes.

On July 13, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The fair value of the warrants of $200,382 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $200,382 were recorded against additional paid-in capital.

On July 31, 2007, the Company, through a private sale, sold an aggregate of 384,615 shares of the Company’s restricted common stock and warrants to purchase an aggregate of 384,615 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $100,000. The exercise price of the warrants approximates the net cost of the common stock received.

On August 5, 2007, the Company issued 80,977 shares of the Company’s restricted common stock as payment in kind for interest due for the month of July 2007 on the Company’s 10% convertible notes.

On August 25, 2007, the Company retired 125,000 shares of the Company’s common stock for $10,000 as part of the Settlement Agreement and Mutual Release with AmberAlertAgent Development Co., LLC (see Note 9 below).

On September 5, 2007, the Company issued 79,958 shares of the Company’s restricted common stock as payment in kind for interest due for the month of August 2007 on the Company’s 10% convertible notes.

On September 7, 2007, the Company issued 1,196,742 restricted common shares and 105,057 shares of Series A 7% Convertible Preferred Stock to the CEO in satisfaction of loans made to the Company of $550,500. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. An entry was made to reduce loans payable to shareholder for $550,500 with a corresponding credit to common stock, preferred stock and additional paid in capital.

On September 11, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The fair value of the warrants of $152,672 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $152,672 were recorded against additional paid-in capital.

Warrants:

As part of its initial sale of its securities to the public, the Company sold Class A warrants, exercisable for five years, to acquire 2,474,000 common shares at $0.75 per share and Class B warrants, exercisable for seven years, to acquire 2,474,000 common shares at $1.75 per share. As additional compensation to the placement agent who placed the Company’s securities, the agent and its designees received rights to acquire 247,000 units of the Company’s securities for $0.985 each for five years. Each unit is comprised of one share of common stock, a warrant to acquire one share of common stock at $0.985 and another warrant to acquire a common share at $2.285 per share. Warrants to acquire 172,800 shares of the Company’s common stock at $0.30 per share were issued to a placement agent exercisable for five years as part of his compensation for his services in the Company’s private placement of its securities in 2004. For the six months ended June 30, 2007 no warrants were exercised.

On January 29, 2007, warrants were issued to a consultant to acquire 900,000 shares of the Company’s common stock at $0.47 per share, exercisable for five years, as part of the compensation and further incentive for the consultant to devote his best efforts to the performance of services specified under a 3-year consulting agreement dated January 29, 2007. The warrants vest in three equal amounts of 300,000 warrants on each of the following dates January 29, 2008, January 29, 2009 and January 29, 2010 provided that the consultant is still retained by the Company. These shares were valued at $216,000, the fair value of warrant at the date of issue. This amount is being accreted over the vesting period of the warrants using the straight line method. For the nine months ending September 30, 2007, a total of $48,000 was charged to operations with a corresponding credit to additional paid in capital.

On January 29, 2007, warrants were issued to a consultant to acquire 1,000,000 shares of the Company’s common stock at $0.47 per share, exercisable for five years, as further incentive for the consultant to devote his best efforts to the performance of services specified under a 3-year consulting agreement dated January 29, 2007. The warrants vest when the consultant has achieved $2,000,000 in net direct and indirect sales, as defined, in any one calendar year provided that the consultant is still retained by the Company. The fair value of warrant will be charged to operations with a corresponding credit to additional paid in capital on the date the sales target is achieved.

On February 16, 2007, a warrant was issued to a placement agent to acquire 224,000 common shares at $0.50 per share exercisable for three years as part of the compensation for services rendered in the Company’s private placement of its 10% convertible notes. A total of $51,520, the fair value of warrant at the date of issue, was capitalized as deferred financing costs with a corresponding credit to additional paid in capital. This amount is being accreted over the remaining life of the notes associated with the placement agent using the straight line method.

On February 16, 2007, a warrant was issued to a placement agent to acquire 87,500 common shares at $0.36 per share exercisable for three years as part of the compensation for services rendered in the Company’s private placement of its 10% short term promissory notes. A total of $22,750, the fair value of warrant at the date of issue, was capitalized as deferred financing costs with a corresponding credit to additional paid in capital. This amount is being accreted over the remaining life of the notes associated with the placement agent using the straight line method.

For the nine months ended September 30, 2007, no warrants were exercised.

NOTE 9 - COMMITMENTS AND CONTINGENCIES.

Legal Proceedings

AmberAlertAgent Development Company, LLC

On February 20, 2007, SearchHelp was served with a complaint that was filed in the Superior Court of California in San Diego County on February 8, 2007, entitled AmberAlertAgent Development Co., LLC, a California Limited Liability Company; Perkins, Brinson, Ho, LLC, a California Limited Liability Company; Philip Dizon, an individual; Edward Sullivan, an individual; Gil Amelio, an individual; Richard A. Weintraub, an individual; Carl Perkins, an individual; and Duane Brinson, an individual v. Searchhelp, Inc., a Delaware Corporation; and Does 1-20. The claims against the Company arise out of an Exchange Agreement entered into between AmberAlertAgent, Inc. (“AAA”), certain of the plaintiffs and the Company pursuant to which the Company purchased all the issued and outstanding shares of AAA in exchange for 1.5 million shares of common stock in the Company. The shares in the Company acquired by the plaintiffs are being held in escrow until plaintiffs complete the development of software, and provided certain other services, as set forth in a Consulting Agreement between plaintiffs and the Company.

On August 2, 2007, the Company and the plaintiffs signed a Settlement Agreement and Mutual Release whereby all legal actions were dismissed. Under the terms of the Settlement Agreement, SearchHelp placed $10,000 into escrow and released to the plaintiffs an aggregate of 1.375 million shares of the Company’s common stock which were previously being held in escrow. The remaining 125,000 shares which were previously held in escrow were returned to the Company and retired. In addition, pursuant to the Settlement Agreement, SearchHelp and Amber Alert Agent entered into a License Agreement pursuant to which the Company received a perpetual, royalty-free, worldwide, and non-exclusive license to use, including to reproduce, perform, display, distribute, and create derivative works from, certain Sentry Predator Locator software and all related documentation. An additional $10,000 was placed in escrow for payment of transition services to be provided by the plaintiffs to assist the Company in migrating the software onto the Company’s servers. The source code for the licensed software was also placed into escrow. All escrowed items will be released upon the successful transition of the software.

Joseph Carrizzo

During the first quarter of 2007, Joseph Carrizzo resigned as the Company’s President and a director. The Company attempted to negotiate the terms of a separation agreement with Mr. Carrizzo. On March 20, 2007, the Company received a letter from Mr. Carrizzo in which he formally advised the Company that he was terminating his employment as a result of the Company’s alleged material breach of his employment agreement. The Company contends that Mr. Carrizzo voluntarily terminated his employment with the Company.

On September 14, 2007, SearchHelp was served with a complaint that was filed in the Supreme Court of New York in Nassau County on August 30, 2007, entitled Joseph Carrizzo v. SearchHelp, Inc., arising from the situation stated above. In his Complaint, Mr. Carrizzo alleges that the Company was in material breach of the employment agreement. The Complaint seeks (i) damages in an amount in excess of $450,000, arising out of a material breach of the employment agreement, (ii) compensatory damages under Section 198, subdivision 1-a of the New York Labor Law including a statutory penalty of 25% and attorney’s fees, and (iii) a declaratory judgment that SearchHelp’s conduct constitutes a material breach, that all of Mr. Carrizzo’s non-vested stock options have fully vested and that all vested options and any shares issued upon exercise are entitled to immediate registration.

On October 4, 2007, subsequent to the balance sheet date, the Company filed a verified answer and counterclaim in the Supreme Court of New York in Nassau County denying the allegations made by Mr. Carrizzo and counterclaiming that Mr. Carrizzo wrongfully appropriated intellectual property of the Company. The counterclaim seeks damages in an amount not yet fully ascertainable, but in no event less than $7,000,000.

NOTE 10 - SUBSEQUENT EVENTS.

On October 4, 2007, the Company filed a verified answer and counterclaim in the Supreme Court of New York in Nassau County (see Note 9).

On October 4, 2007, the Company issued a short term promissory note in the principal amount of $150,000. This note is payable the earlier of December 4, 2007or when the Company collects on certain accounts receivable which secure the note. The note bears an interest rate equal to the prime rate plus three percent, 10.75% per annum at issuance and is payable at the end of the term.

On November 7, 2007 and November 8, 2007, the Company issued short term promissory notes totaling $60,000. These notes are payable the earlier of August 15, 2008 or when the Company raises $1,000,000 in its next qualified financing as defined. The notes bear interest at a rate of 10% per annum, payable at the end of the term and the holders received 60,000 restricted shares of the Company’s common stock as additional consideration for making the loans. The principal amounts of the notes are convertible into the Company’s common stock by the holder, at any time prior to the repayment of the principal, at the rate of $0.15 per share.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not applicable.

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES

On January 11, 2008, the Company issued 592,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $48,000.

On January 8, 2008, the Company issued 8,863,334 shares of the Company’s restricted common stock upon the conversion of $692,000 of the Company’s 10% convertible notes.

On January 8, 2008, the Company issued 500,000 shares of the Company’s restricted common stock upon the conversion of $75,000 of the Company’s 10% convertible notes.

On January 7, 2008, the Company issued 105,811 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $15,150.

On January 3, 2008, the Company issued 1,250,000 shares of the Company’s restricted common stock as bonuses to employees and directors.

On December 31, 2007, the Company issued 312,500 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On December 31, 2007, the Company issued 98,099 shares of the Company’s restricted common stock as payment in kind for interest due for the month of November 2007 on the Company’s 10% convertible notes.

On December 28, 2007, the Company issued 398,333 shares of the Company’s restricted common stock upon the conversion of $44,000 of the Company’s 10% convertible notes.

On December 27, 2007, the Company issued 187,500 shares of the Company’s restricted common stock upon the conversion of $30,000 of the Company’s 10% convertible notes.

On December 18, 2007, the Company issued 50,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $7,000.

On December 18, 2007, the Company issued 357,143 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On December 14, 2007, the Company issued 812,500 shares of the Company’s restricted common stock upon the conversion of $130,000 of the Company’s 10% convertible notes.

On December 12, 2007, the Company issued 2,397,497 shares of the Company’s restricted common stock upon the conversion of $330,000 of the Company’s 10% convertible notes.

On December 10, 2007, the Company issued 140,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $17,800.

On December 5, 2007, the Company issued 102,978 shares of the Company’s restricted common stock as payment in kind for interest due for the month of October 2007 on the Company’s 10% convertible notes.

On November 8, 2007, the Company issued 66,667 shares of the Company’s restricted common stock upon the conversion of $10,000 of the Company’s 10% convertible notes.

On October 5, 2007, the Company issued 74,825 shares of the Company’s restricted common stock as payment in kind for interest due for the month of September 2007 on the Company’s 10% convertible notes.

On September 11, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The fair value of the warrants of $152,672 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $152,672 were recorded against additional paid-in capital.

On September 7, 2007, the Company issued 1,196,742 restricted common shares and 105,057 shares of Series A 7% Convertible Preferred Stock to the CEO in satisfaction of loans made to the Company of $550,500. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. An entry was made to reduce loans payable to shareholder for $550,500 with a corresponding credit to common stock, preferred stock and additional paid in capital.

On September 5, 2007, the Company issued 79,958 shares of the Company’s restricted common stock as payment in kind for interest due for the month of August 2007 on the Company’s 10% convertible notes.

On August 25, 2007, the Company retired 125,000 shares of the Company’s common stock for $10,000 as part of the Settlement Agreement and Mutual Release with AmberAlertAgent Development Co., LLC.

On August 5, 2007, the Company issued 80,977 shares of the Company’s restricted common stock as payment in kind for interest due for the month of July 2007 on the Company’s 10% convertible notes.

On July 31, 2007, the Company, through a private sale, sold an aggregate of 384,615 shares of the Company’s restricted common stock and warrants to purchase an aggregate of 384,615 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $100,000. The exercise price of the warrants approximates the net cost of the common stock received.

On July 13, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 954,200 shares of the Company’s common stock at an exercise price of $.20 per share and received net proceeds of $250,000. Each share of Series A 7% Convertible Preferred Stock can be converted, at any time, into ten shares of the Company’s common stock. The fair value of the warrants of $200,382 was determined using the Black-Scholes option-pricing model and is considered a deemed dividend on the Series A Preferred Stock. Due to the cumulative deficit, dividends of $200,382 were recorded against additional paid-in capital.

On July 5, 2007, the Company issued 62,820 shares of the Company’s restricted common stock as payment in kind for interest due for the month of June 2007 on the Company’s 10% convertible notes.

On June 5, 2007, the Company issued 53,401 shares of the Company’s restricted common stock as payment in kind for interest due for the month of May 2007 on the Company’s 10% convertible notes.

On June 1, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock and received net proceeds of $250,000.

On May 16, 2007, the Company, through a private sale, sold an aggregate of 95,420 shares of the Series A 7% Convertible Preferred Stock and received net proceeds of $250,000.

On May 10, 2007, the Company issued 41,317 shares of the Company’s restricted common stock as payment in kind for interest due for the month of April 2007 on the Company’s 10% convertible notes.

On April 10, 2007, the Company issued 36,310 shares of the Company’s restricted common stock as payment in kind for interest due for the month of March 2007 on the Company’s 10% convertible notes.

On March 9, 2007, the Company issued an aggregate of 13,736 shares of the Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 34,340 shares of the Company’s common stock at an exercise price of $.26 per share in satisfaction of bridge loans and accrued interest totaling $35,988.

On March 8, 2007, the Company issued 29,929 shares of the Company’s restricted common stock as payment in kind for interest due for the month of February 2007 on the Company’s 10% convertible notes.

On March 5, 2007, the Company issued 50,000 shares of the Company’s restricted common stock upon the conversion of $20,000 of the Company’s 10% convertible notes.

On February 20, 2007, the Company, through a private sale, sold an aggregate of 190,840 shares of the Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 477,100 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $500,000.

On February 12, 2007, the Company issued 42,409 shares of the Company’s restricted common stock as payment in kind for interest due for the month of January 2007 on the Company’s 10% convertible notes.

On February 9, 2007, the Company issued 10,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.43, less an approximate 10% discount (due to the restriction) or at $0.39 per share.

On February 7, 2007 and February 8, 2007, the Company, through a private sale, sold an aggregate of 209,924 shares of its Series A 7% Convertible Preferred Stock and warrants to purchase an aggregate of 524,810 shares of the Company’s common stock at an exercise price of $.26 per share and received net proceeds of $550,000.

On January 29, 2007, warrants were issued to a consultant to acquire 900,000 shares of the Company’s common stock at $0.47 per share, exercisable for five years. The warrants vest in three equal amounts of 300,000 warrants on each of the following dates January 29, 2008, January 29, 2009 and January 29, 2010 provided that the consultant is still retained by the Company.

On January 29, 2007, warrants were issued to a consultant to acquire 1,000,000 shares of the Company’s common stock at $0.47 per share. The warrants vest when the consultant has achieved $2,000,000 in net direct and indirect sales, as defined, in any one calendar year provided that the consultant is still retained by the Company.

On January 12, 2007, the Company issued 44,960 shares of the Company’s restricted common stock as payment in kind for interest due for the month of December 2006 on the Company’s 10% convertible notes.

On December 29, 2006, a warrant was issued to an individual to acquire 200,000 shares of the Company’s common stock at $0.27 per share exercisable for five years as part of the compensation for services rendered in connection providing access and introductions to various retail channels for the Company’s products. This warrant was valued at $32,000, the fair value of warrant at the date of issue estimated using the Black-Scholes pricing model.

On December 29, 2006, the Company issued 75,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.27, less an approximate 10% discount (due to the restriction) or at $0.24 per share.

On December 29, 2006, options to acquire an aggregate of 200,000 shares of common stock were granted to a director, at an exercise price of $0.28. These options were issued at the closing price of our common stock on the date of grant.

On December 27, 2006, the Company issued 6,400 restricted common shares to a marketing firm in exchange for services. These shares were valued at the fair market value of $0.28, less an approximate 10% discount (due to the restriction) or at $0.25 per share.

On December 6, 2006, the Company issued 45,122 shares of the Company’s restricted common stock as payment in kind for interest due for the month of November 2006 on the Company’s 10% convertible notes.

On November 16, 2006, the Company issued 37,000 shares of the Company’s restricted common stock as payment in kind for interest due for the month of October 2006 on the Company’s 10% convertible notes.

On November 15, 2006, the Company issued 25,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.30, less an approximate 10% discount (due to the restriction) or at $0.27 per share.

On November 8, 2006, the Company issued 50,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.33, less an approximate 10% discount (due to the restriction) or at $0.30 per share.

On November 2, 2006, the Company issued 100,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.37, less an approximate 10% discount (due to the restriction) or at $0.33 per share.

On October 31, 2006, the Company issued 25,000 restricted shares of the Company’s common stock in connection with its short term promissory notes. These shares were valued at the fair market value of $0.36, less an approximate 10% discount (due to the restriction) or at $0.32 per share.

On October 30, 2006, options to acquire an aggregate of 50,000 shares of common stock were granted to an employee under the SearchHelp, Inc. 2004 Stock Plan (“Plan”), at an exercise price of $0.36. These options were issued at the closing price of our common stock on the date of grant.

On October 4, 2006, the Company issued 26,847 shares of the Company’s restricted common stock as payment in kind for interest due for the month of September 2006 on the Company’s 10% convertible notes.

On September 8, 2006, options to acquire an aggregate of 230,000 shares of common stock were granted to two employees under the SearchHelp, Inc. 2004 Stock Plan (“Plan”), at an exercise price of $0.33. These options were issued at the closing price of our common stock on the date of grant.

On August 25, 2006, the Company issued 50,000 restricted common shares to a marketing services firm in exchange for consulting services. These shares were valued by using the fair value of goods or services received and have a value of $16,500.

On August 21, 2006, the Company granted to a technology consultant an option to purchase 900,000 shares of the Company’s common stock at a purchase price of $0.35 per share. This option will fully vest in three years and has an option life of five years.

On June 6, 2006, the Company issued 20,295 restricted common shares to a legal firm in exchange for services. These shares were valued by using the fair value of goods or services received and have a value of $7,306.

On May 23, 2006, a warrant was issued to a placement agent to acquire 85,400 common shares at $0.50 per share exercisable for three years as part of the compensation for services rendered in the Company’s private placement of its securities in the December 19, 2005 private placement. This warrant was valued at $19,642, the fair value of warrant at the date of issue estimated using the Black-Scholes pricing model.

On May 5, 2006, the Company issued 5,608 restricted common shares to a legal firm in exchange for services. These shares were valued by using the fair value of goods or services received and have a value of $2,019.

On May 2, 2006, the Company appointed a Chief Financial Officer. As part of the employment agreement, an option was granted to purchase 900,000 shares of the Company’s common stock at a purchase price of $0.38 per share. This option will fully vest in three years and has an option life of five years.

On May 2, 2006, a warrant was issued to an executive recruiter to acquire 40,244 shares of the Company’s common stock at $0.41 per share exercisable for five years was issued as part of the compensation for services rendered in connection with the Company’s recruitment efforts. This warrant was valued by using the fair value of goods or services received and have a value of $16,500.

On April 7, 2006, the Company issued 38,366 restricted shares of its common stock at a purchase price of $0.405 per share to a legal firm for services rendered. These shares were valued by using the fair value of goods or services received and have a value of $15,538.

On March 10, 2006, the Company issued 600,000 of common stock to William Bozsnyak, our Chief Executive Officer, in repayment of $180,000 loan made to us. The share price was $.30, a discount to the market price, reflecting the restricted nature of such shares.

On March 6, 2006, the Company issued 17,483 shares of common stock for legal services rendered in conjunction with a lawsuit. The share price was calculated using the market value of $0.55 discounted by 10%.

On December 7, 2005, options to acquire an aggregate of 100,000 shares of common stock were granted to an employee under the SearchHelp, Inc. 2004 Stock Plan (“Plan”), at an exercise price of $.39. These options were issued at the average of the bid and ask of our common stock on the date of grant.

On December 2, 2005, the Company issued Summit Trading Inc., an investor relations company, 300,000 shares of SearchHelp common stock as part of a settlement agreement. The market value of the stock was $0.40 on the date of issuance.

On November 21, 2005, a transferee from Environmental Commercial Technology Corporation (“ECT”) exercised ECT’s warrant to purchase 575,000 shares of our common stock on a cashless basis at an exercise price of $0.03 per share and, as a result, we issued the transferee 539,796 shares of common stock.

On November 4, 2005, the Company concluded an exchange agreement with Amber Alert Agent, Inc., (“AAA”) and AAA’s former stockholders. We issued 1,500,000 shares of our common stock in exchange for 100% of AAA capital stock. A value of $0.25 per share of SearchHelp common stock was used to value the purchase at $375,000. The stock is being held in escrow until the delivery of product and services are made to us.

On October 25, 2005, BioNeutral Laboratories Corporation USA, the parent company of ECT, exercised its warrant for 1,725,000 million shares of our common stock on a cashless basis at an exercise price of $0.12 per share and we issued 1,097,727 shares of common stock.

On September 26, 2005, options to acquire an aggregate of 100,000 shares of common stock were granted to an employee under the Plan, at an exercise price of $.46. These options were issued at the average of the bid and ask of our common stock on the date of grant.

On September 15, 2005, the Company hired a communications company on a month to month basis to provide strategic planning and marketing. We issued the communications company an option to purchase 100,000 shares of our common stock at an exercise price of $0.51. This option vested 50% immediately, with the remaining 50% vesting in one year, and has an option life of five years.

On June 15, 2005, the Company hired a public relations firm to provide services. The firm was paid $500 and issued 130,000 shares of our common stock. We recorded this transaction at a value of $40,325.

On July 12, 2005, we began a private placement to accredited investors of units (“Units”), consisting of (a) a 10% convertible note and (b) warrants to purchase 10,000 shares of common stock, par value $0.0001 per share exercisable at $0.50 per share, for $10,000 per Unit. The Notes are currently convertible at any time at the option of the holder into Common Stock at the conversion rate of $0.40 per share. We closed this offering on December 8, 2005 and began a new offering on December 19, 2005, offering the same securities on substantially the same terms as the prior offering. As of June 5, 2007 and December 31, 2006 we have raised the gross amount of $2,895,000, from the combined offerings.

On June 8, 2005, the Company issued 4,000,000 shares of common stock in connection with its acquisition of E-Top-Pics, Inc. We recorded $1,000,000 for the value of the purchase using $ .25 per share.

On June 8, 2005, Brian O’Connor signed an employment agreement with us. Mr. O’Connor received an option to purchase 1,000,000 shares of our common stock at a purchase price of $.20 per share.

On May 10, 2005, the Company sold 860,000 common shares in a private sale to an accredited buyer at a purchase price of $.25 per share.

On May 1, 2005, Mr. Bozsnyak signed a new employment agreement with us. Mr. Bozsnyak received an option to purchase 1,000,000 shares of our common stock at a purchase price of $.20 per share. These options have a life of 5 years and vest equally over 3 years.

On April 26, 2005, Joseph Carrizzo, signed a three-year employment agreement with us. Mr. Carrizzo received an option to purchase 3,000,000 shares of our common stock at a purchase price of $.20 per share. These options will fully vest over three years and will expire in five years.

On April 21, 2005 management granted Mr. Carrizzo an option to purchase 500,000 shares of our common stock at a purchase price of $.27 for business and marketing services previously rendered by him outside his role as a director. These options have a life of 5 years.

On April 21, 2005, options were granted to a director to purchase 60,000 shares of our common stock at a purchase price of $.27 per share. These options will fully vest over four years and will expire in five years.

On April 21, 2005, options to purchase 360,000 shares of our common stock were granted under the Plan to employees, at a purchase price of $.27 per share. These options vest over a four year period and have a 5 year option life.

On April 12, 2005, the Company issued an outside director 200,000 restricted shares of our common stock for serving as a director, financial expert and chairman or the audit committee and compensation committee. These shares were valued at the fair market value of the average between the bid and the ask on the date of grant.

On November 1, 2004, the Company issued an option to the Chief Financial Officer and the Chief Technical Officer to purchase 50,000 shares each of our common stock at a purchase price of $.25 per share.

On September 8, 2003 the Company commenced a private offering of 4,000,000 shares of common stock at $.25 per share which was increased in November 2003 to 6,000,000 shares of common stock. A total of 6,886,000 shares were sold to approximately 77 accredited investors as of the close of the offering on September 30, 2004. The gross proceeds of the offering were $1,721,500 and the net proceeds to us, after expenses and broker commissions, was approximately $1,668,750. The placement agent, S.G. Martin Securities, LLC was issued a warrant to purchase 172,800 shares of our common stock at a purchase price of $.30 per share. The placement agent also received $43,200 in commissions and $8,640 of non-accountable expenses.

In September 2004, Mr. Bozsnyak purchased an aggregate of 400,000 shares of our common stock through a private sale, for a price of $.25 per share. The total purchase price was $100,000.

In September 2004, the Company issued 520,753 shares of our common stock to Mr. Bozsnyak in consideration for repayment of his loan to us in the amount of $130,188. Also in September 2004, we issued 59,280 shares of our common stock to Debbie Seaman, our President at the time, in consideration for repayment of her loan to us in the amount of $14,820. The price was determined by using the value of the stock on the date of grant.

All of the above-mentioned securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Rule 506 promulgated thereunder.

ITEM 27: EXHIBITS

Exhibit No.	Description of Exhibit
3(i)(a)	Certificate of Incorporation of the Company*
3(i)(b)	Certificate of Amendment effective April 26, 2005 (Incorporated herein by reference to Form 8-K filed May 2, 2005)
3(ii)	By-laws of the Company*
3(iii)
Form of Certificate Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A 7% Convertible Preferred Stock, $0.0001 par value. (Incorporated herein by reference to Form 8-K filed February 13, 2007)

4.1	Specimen Common Stock Certificate of the Company*
4.2	Specimen Class A Warrant Certificate of the Company*
4.3	Specimen Class B Warrant Certificate of the Company*
5	Opinion re: Legality (Incorporated herein by reference to Post-Effective Amendment No. 4 to our Form SB-2 filed with the Securities and Exchange Commission on May 10, 2004 -File No. 33-97687).
10.3	Warrant Agreement, dated January 22, 2003, between the Company and American Stock Transfer and Trust Company*
10.4	Placement Agent Registration Rights Agreement, dated January 22, 2003, between the Company and Robert M. Cohen & Co, Inc.*
10.5	Form of Placement Agent Warrant*
10.6	Company 2004 Stock Plan, dated January 1, 2004. **
10.7	Participation Agreement, dated February 3, 2004, between the Company and Environmental Commercial Technology Corp. **
10.8	Letter Agreement, dated February 3, 2004, between the Company and BioNeutral Laboratories Corporation USA. **
10.9	Letter Agreement, dated February 3, 2004, between the Company and BioNeutral Laboratories Corporation (Worldwide) Limited. **
10.10	Settlement Agreement, dated October 20, 2005, between SearchHelp, Inc. and BioNeutral Laboratories Corporation USA. (filed herewith)
10.11	Registration Rights Agreement, dated November 7, 2003, by and between the Company and S.G. Martin Securities LLC.**
10.12	Software Purchase and Service Agreement, dated as of August 15, 2003, by and between the Company and Edocusign, Inc. **

10.13	Employment Agreement, dated April 26, 2005, between the Company and Joseph Carrizzo (Incorporated herein by reference to Form 8-K filed April 28, 2005)
10.14	Securities Purchase Agreement by and among the Shareholders of E-Top-Pics, Inc. and the Company dated as of April 26, 2005. (Incorporated herein by reference to Form 8-K filed June 14, 2005)
10.15	Employment Agreement, dated May 1, 2005, between the Company and William Bozsnyak (Incorporated herein by reference to Form 8-K filed May 3, 2005)
10.16	Employment Agreement, dated May 1, 2005, between the Company and Brian O’Connor (Incorporated herein by reference to Form 8-K filed June 14, 2005)
10.17	Accounts Receivable Purchase Agreement, dated September 15, 2005, between E-Top-Pics, Inc. and Commercial Capital Lending, LLC (Incorporated herein by reference to Form 8-K filed September 21, 2005)
10.18	Secured Guaranty, dated September 15, 2005, between SearchHelp, Inc. and Commercial Capital Lending, LLC (Incorporated herein by reference to Form 8-K filed September 21, 2005)
10.19	Supply Agreement, dated September 27, 2005, between E-Top-Pics, Inc. and Fuji Photo Film U.S.A., Inc. (Incorporated herein by reference to Form 8-K filed October 3, 2005)
10.20	Exchange Agreement dated as of November 2, 2005, among SearchHelp, Inc., AmberAlertAgent, Inc. (“AAA”) and the stockholders of AAA (incorporated herein by reference to 8-K filed November 10, 2005)
10.21	Consulting Agreement, dated November 2.2005, among SearchHelp, Inc., AmberAlertAgent Development Company, LLC, and certain principals of AmberAlertAgent Development Company, LLC. ***
10.22	Employment agreement, dated April 24, 2006 between the Company and John Caruso (Incorporated herein by reference to Form 8-K filed May 8, 2006)
10.23	Lease Agreement, dated June 1, 2006, between the Company and RA 6800 Jericho Turnpike LLC (Incorporated herein by reference to Form 8-K filed June 12, 2006)
10.24	Settlement Agreement, dated July 14, 2006 between the Company and BioNeutral Laboratories Corporation USA (Incorporated herein by reference to Form 8-K filed July 20, 2006)

10.25	Amendment to Employment Agreement, dated January 29, 2007, between the Company and William Bozsnyak (filed herewith)
10.26	Series A Preferred Stock Purchase Agreement dated February 7, 2007 by and between the Registrant and Edward Kaplan. (Incorporated herein by reference to Form 8-K filed February 13, 2007)
10.27
Series A Preferred Stock Purchase Agreement dated February 8, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD. (Incorporated herein by reference to Form 8-K filed February 13, 2007)

10.28	Series A Preferred Stock Purchase Agreement dated February 8, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed February 13, 2007)
10.29
Series A Preferred Stock Purchase Agreement dated February 20, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD. (incorporated herein by reference to Form 8-K filed February 26, 2007)

10.30	Series A Preferred Stock Purchase Agreement dated February 20, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed February 26, 2007)
10.31	Series A Preferred Stock Purchase Agreement dated March 9, 2007 by and between the Registrant and Michael Zuhoski. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.32	Series A Preferred Stock Purchase Agreement dated March 9, 2007 by and between the Registrant and Diane Supinsky. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.33	Series A Preferred Stock Purchase Agreement dated May 16, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.34	Series A Preferred Stock Purchase Agreement dated May 16, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD. (incorporated herein by reference to Form 8-K filed June 6, 2007)
10.35	Series A Preferred Stock Purchase Agreement dated June 1, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
14	Code of Ethics of the Company.**
21	List of Subsidiaries***

23.1	Consent of Lazar Levine & Felix, LLP
23.2	Consent of Tannenbaum Helpern Syracuse & Hirschtritt LLP (included in Exhibit 5)

*	Incorporated herein by reference to the Company’s Form SB-2 filed with the Securities and Exchange Commission (File No. 33-97687).
**	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 16, 2004.
***	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2006

ITEM 28. UNDERTAKINGS.

A. Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Syosset, New York on January 17, 2008.

SEARCHHELP, INC.

By:	/s/ William Bozsnyak
Name:	William Bozsnyak
Title:	Chief Executive Officer and Chairman of the Board

By:	/s/ John Caruso
Name:	John Caruso
Title:	Chief Financial Officer,

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ BRIAN O’CONNOR	Date:	January 17, 2008
Name:	Brian O’Connor
Title:	Director

By:	/s/ DAVID M. BARNES	Date:	January 17, 2008
Name:	David M. Barnes
Title:	Director

By:	/s/ RANDY S. ZELIN	Date:	January 17, 2008
Name:	Randy Zelin
Title:	Director